Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-193427

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
Fixed Rate Secured Notes Series UIC-1E	$7,800,000	100%	$7,800,000	$0
Fixed Rate Secured Notes Series UIC-2E	$310,000	100%	$310,000	$0
Fixed Rate Secured Notes Series UIC-3E	$340,000	100%	$340,000	$0
Fixed Rate Secured Notes Series UIC-4E	$3,560,000	100%	$3,560,000	$0
Fixed Rate Secured Notes Series UIC-5E	$5,219,200	100%	$5,219,200	$0
Total	$17,229,200		$17,229,200	$0

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”).

(2) Pursuant to Rule 415(a)(6) under the Securities Act, the registrant carried forward $248,068,500 of unsold securities that had been previously registered on its registration statement on Form S-3 (file no. 333-169832), and $17,687 in associated filing fees previously paid by the registrant in connection therewith, to its registration statement on Form S-3 (file no. 333-193427), and used $46,343,000 of such unsold securities and $5,969 of such previously paid filing fees in connection with offerings of securities under registration statement on Form S-3 (file no. 333-193427) prior to the date hereof.  Therefore, pursuant to Rule 415(a)(6), no additional fee is paid hereby with respect to the securities offered hereunder.  After giving effect to this offering, $184,496,300 of unsold securities and $9,712 of associated filing fees previously paid by the registrant remain available under the registration statement on Form S-3 (file no. 333-193427) before any filing fee is required to be paid.

Prospectus Supplement to Prospectus dated January 17, 2014

Up to $17,229,200

Fixed Rate Secured Notes Series UIC-1E, 2E, 3E, 4E and 5E ___________

AMERCO is offering up to $17,229,200 aggregate principal amount of its Fixed Rate Secured Notes Series UIC-1E, 2E, 3E, 4E and 5E (the “notes”).  The notes will be issued over a period of time and from time to time, in up to five separate series, with each series having one or more separate sub-series, bearing a unique interest rate and term as provided herein.  As notes are offered, prospective investors shall have the opportunity to select the series and sub-series of notes for which such prospective investor is subscribing.   The notes are fully amortizing.  Principal and interest on the notes will be credited to each holder’s U-Haul Investors Club™ account in arrears every three months, beginning three months from the issue date of the first subseries of notes issued to any investor under such respective series and shall be based on the actual number of days the holder is invested in such notes during such quarter; provided, however, principal and interest payments with respect to notes issued under Series UIC-5E will be credited to such holder’s U-Haul Investors Club™ account in arrears every three months, beginning three months from the issue date, until the maturity date.

In all cases subject to collateral substitutions as provided herein, the notes issued under Series UIC-1E will be secured by a first-priority lien on the real property and improvements thereon known as U-Haul Amform Facility, located in Glendale, Arizona (the “Amform Property”); the notes issued under Series UIC-2E will be secured by a first-priority lien on the real property and improvements thereon known as South Salem Center, located in Salem, Oregon (the “Salem Property”); the notes issued under Series UIC-3E will be secured by a first-priority lien on the real property and improvements thereon known as U-Haul at Lafayette, located in Lafayette, Indiana (the “Lafayette Property”); the notes issued under Series UIC-4E will be secured by a first-priority lien on the real property and improvements thereon known as U-Haul at Truman Farms, located in Grandview, Missouri (the “Grandview Property”); and the notes issued under Series UIC-5E will be secured by a first-priority lien on a pool of 3,262 U-Haul RV trailers manufactured in 2006 (the “RV Trailers”).

Once an initial investment has been made with us under Series UIC-1E, we will pledge and mortgage to the trustee, for the benefit of the noteholders, the Amform Property.  Once an initial investment has been made with us under Series UIC-2E, we will pledge and mortgage to the trustee, for the benefit of the noteholders, the Salem Property.  Once an initial investment has been made with us under Series UIC-3E, we will pledge and mortgage to the trustee, for the benefit of the noteholders, the Lafayette Property; and once an initial investment has been made with us under Series UIC-4E, we will pledge and mortgage to the trustee, for the benefit of the noteholders, the Grandview Property, including any subsequent improvements thereon. For each $1,600 of investments made with us under Series UIC-5E, we will pledge to the trustee, for the benefit of the noteholders, one RV Trailer.

  With respect to each series of the notes, the term and interest rate are as follows:

- Series UIC-1E shall have a term of 30 years and shall bear interest at 7.75% per annum

- Series UIC-2E shall have a term of 15 years and shall bear interest at 6.65% per annum

- Series UIC-3E shall have a term of 20 years and shall bear interest at 6.95% per annum

- Series UIC-4E shall have a term of 30 years and shall bear interest at 7.75% per annum

- Series UIC-5E shall be issued in multiple subseries, with terms ranging from 6-10 years and interest at rates ranging from 5.32%-6.58% per annum.

Notes issued under Series UIC-1E shall be limited in aggregate principal amount to $7,800,000 Notes issued under Series UIC-2E shall be limited in aggregate principal amount to $310,000.  Notes issued under Series UIC-3E shall be limited in aggregate principal amount to $340,000.  Notes issued under Series UIC-4E shall be limited in aggregate principal amount to $3,560,000.   Notes issued under Series UIC-5E shall be limited in aggregate principal amount to $5,219,200.

No underwriter or other third-party has been engaged to facilitate the sale of the notes in this offering.

___________

The notes are not savings accounts, deposit accounts or money market funds.  The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation, the Federal Reserve or any other governmental agency.

See “Risk Factors” beginning on page S-7 of this prospectus supplement to read about important facts you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

___________

	Per Note	Total
Offering Price	100%	$17,229,200
Proceeds to AMERCO (before expenses)	100%	$17,229,200

___________

The notes are being issued in uncertificated book-entry form only, and will not be listed on any securities exchange.

___________

Prospectus Supplement dated July 7, 2015.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which contains the terms of this offering of notes. The second part, the accompanying prospectus dated January 17, 2014, gives more general information, some of which may not apply to this offering.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses that AMERCO may prepare. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to invite subscriptions to purchase notes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

AMERCO is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  AMERCO’s filings are available to the public over the Internet at the SEC’s website at sec.gov, as well as at AMERCO’s website, amerco.com. You may also read and copy, at prescribed rates, any document AMERCO files with the SEC at the Public Reference Room of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-732-0330 for further information on the SEC’s Public Reference Room.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that AMERCO files with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When AMERCO updates the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference in this prospectus supplement the documents listed below:

  our Annual Report on Form 10-K for the fiscal year ended March 31, 2015;

  those portions of our definitive proxy statement on Schedule 14A dated July 18, 2014, incorporated by reference in our Annual Report on Form 10-K for the year ended March 31, 2014;

  our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014, September 30, 2014 and December 31, 2014; and

  our current reports on Form 8-K filed on May 30, 2013, September 3, 2013, September 5, 2013, October 4, 2013, November 26, 2013, December 6, 2013, January 21, 2014, April 15, 2014, April 22, 2014, September 21, 2014, September 26, 2014, February 5, 2015, March 5, 2015, April 15, 2015 and June 5, 2015.

S-i

Unless stated otherwise in the applicable report, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus supplement is not part of this prospectus supplement.

You may obtain any of the documents incorporated by reference in this prospectus supplement from the SEC through the SEC’s website at the address provided on the previous page.  You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost.  Requests should be directed to AMERCO, Corporate Secretary, c/o U-Haul International, Inc., 2727 N. Central Avenue, Phoenix, AZ  85004, telephone (602) 263-6788.

We  own the registered trademarks or service marks “U-Haul®”, “AMERCO®”, “In-Town®”, “eMove®”, “C.A.R.D.®”, “Safemove®”, “WebSelfStorage®”, “webselfstorage.com(SM)”, “uhaul.com®”, “Lowest Decks(SM)”, “Gentle Ride Suspension(SM)”, “Mom’s Attic®”, “U-Box®”, “Moving Help®”, “Safestor®”, “U-Haul Investors Club™”, “uhaulinvestorsclub.com(SM)”, “U-Note™”, among others, for use in connection with the moving and storage business.  This prospectus supplement also includes product name and other trade names and service marks owned by AMERCO or its affiliates.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains “forward-looking statements” regarding future events and our future results of operations. AMERCO may make additional written or oral forward-looking statements from time to time in filings with the SEC or otherwise. We believe such forward-looking statements are within the meaning of the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such statements may include, but are not limited to, projections of revenues, earnings or loss, estimates of capital expenditures, plans for future operations, products or services, financing needs and plans; our perceptions of our legal positions and anticipated outcomes of government investigations and pending litigation against us, liquidity, goals and strategies, plans for new business, storage occupancy, growth rate assumptions, pricing, costs, and access to capital and leasing markets as well as assumptions relating to the foregoing. The words “believe,” “expect,” “anticipate,” “estimate,” “project” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could significantly affect results include, without limitation: the risks enumerated in the “Risk Factors” section beginning on page S-7 of this prospectus supplement, as well as the following: our ability to operate pursuant to the terms of our credit facilities; our ability to maintain contracts that are critical to our operations; the costs and availability of financing; our ability to execute our business plan; our ability to attract, motivate and retain employees; general economic conditions; fluctuations in our costs to maintain and update our fleet and facilities; our ability to refinance our debt; changes in government regulations, particularly environmental regulations; our credit ratings; the availability of credit; changes in demand for our products; changes in the general domestic economy; the degree and nature of our competition; the resolution of pending litigation against us; changes in accounting standards and other factors described in this report or the other documents AMERCO files with the SEC. The above factors, as well as other statements in this prospectus supplement or in the incorporated documents, could contribute to or cause such risks or uncertainties, or could cause our performance to fluctuate dramatically. Consequently, forward-looking statements should not be regarded as representations or warranties by us that such matters will be realized and readers are cautioned not to place undue reliance on them. We assume no obligation to update or revise any forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

S-ii

You should carefully consider the trends, risks and uncertainties described in the “Risk Factors” section beginning on page S-7 of this prospectus supplement and other information in this prospectus and reports filed with the SEC before making any investment decision with respect to the notes. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or operating results could be materially adversely affected. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and may not contain all the information that you need to consider in making your investment decision with respect to the notes.  You should carefully read this entire prospectus supplement, and the accompanying prospectus, as well as the information incorporated by reference herein, before deciding whether to invest.  You should pay special attention to the “Risk Factors” section beginning on page S-7 of this prospectus supplement to determine whether an investment in the notes is appropriate for you.

About AMERCO and U-Haul

AMERCO, a Nevada corporation (“AMERCO”), is the holding company for U-Haul International, Inc. (“U-Haul”), Amerco Real Estate Company (“Real Estate”), Repwest Insurance Company (“Repwest”) and Oxford Life Insurance Company (“Oxford”).  Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “we”, “us”, “our” or the “Company” mean AMERCO and its subsidiaries; and all references in this prospectus supplement to “AMERCO” mean AMERCO only, excluding its subsidiaries.

Through U-Haul, we believe that we are North America’s largest and most comprehensive “do-it-yourself” moving and storage operator.  Our primary focus is to provide our customers with a wide selection of moving rental equipment, convenient self-storage rental facilities and related moving and self-storage products and services.  We are able to expand our distribution and improve customer service by increasing the amount of moving equipment, self-storage rooms and portable moving and storage units available for rent, and Moving Help™ and U-Haul Storage Affiliate on uhaul.com are online market places that connect consumers to independent Moving Help™ service providers and thousands of independent Self-Storage Affiliates.

As of March 31, 2015, the U-Haul system included approximately 1,600 owned and managed retail moving centers and approximately 18,200 independent dealer locations.  U-Haul is a leader in supplying products and services to help people move and store their household and commercial goods.

Each of the owned and managed retail moving centers and the independent dealer locations rent distinctive orange and white U-Haul trucks and trailers.  The owned and managed retail moving centers typically also offer self-storage rooms to customers, and U-Haul has thousands of independent storage affiliates.  Many of the locations also sell U-Haul brand boxes, tape and other moving and self-storage products and services to moving and storage customers, and U-Haul sells similar products and services to such customers through its website, uhaul.com.

In addition, customers are offered moving and storage protection packages such as SafeMove™ and SafeTow™, providing moving and towing customers with a collision damage waiver, cargo protection and medical and life coverage.  For customers who desire additional coverage over and above the standard SafeMove™ protection, we also offer our SafeMove Plus™ product. This package provides the rental customer with a layer of primary liability protection. The current provider of SafeMove™ and SafeMove Plus™ coverage is Repwest.

We believe that U-Haul is the most convenient supplier of products and services addressing the needs of North America’s “do-it-yourself” moving and storage market.  Our system’s broad geographic coverage throughout the United States and Canada and the extensive selection of U-Haul brand moving equipment rentals, self-storage rooms and portable moving and storage units and related moving and storage products and services provide our customers with convenient “one-stop” shopping.   As of March 31, 2015, the U-Haul rental fleet consisted of approximately 135,000 trucks and vans, 107,000 trailers and 38,000 tow devices.

Prior and subsequent to this offering of notes, AMERCO is issuing additional series of collateralized notes through the U-Haul Investors Club.   Additionally, AMERCO intends to offer further series of notes, in the future, through the U-Haul Investors Club.

AMERCO is a publicly traded Nevada corporation.   AMERCO’s common stock is listed on the NASDAQ Global Select Market under the symbol “UHAL”.  AMERCO’s principal executive offices are located at 5555 Kietzke Lane, Suite 100, Reno, Nevada 89511. Its website address is amerco.com.

You can get more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended March 31, 2015 and the other reports and information that AMERCO files with the SEC.  See “Where You Can Find More Information” on page S-i of this prospectus supplement.

The Offering

The following summary describes the principal terms of the notes and the U-Haul Investors Club. Certain of the terms and conditions below are subject to important limitations and exceptions.  For a more detailed description of the terms and conditions of the notes and the U-Haul Investors Club, see “Description of the Notes” beginning on page S-17 of this prospectus supplement and “U-Haul Investors Club” beginning on page S-39 of this prospectus supplement.

Issuer	AMERCO.

Notes Offered; Notes Issued in Sub-Series

Up to $17,229,200 aggregate principal amount of Fixed Rate Secured Notes Series UIC-1E, 2E, 3E, 4E and 5E (the “notes”).  The notes will be issued from time to time in up to five separate series, with each series having one or more separate sub-series bearing interest rates and terms as provided herein.  As notes are offered, prospective investors shall have the opportunity to select the series and sub-series of notes for which such prospective investor is subscribing.

Notes issued under Series UIC-1E shall be limited in aggregate principal amount to $7,800,000.  Notes issued under Series UIC-2E shall be limited in aggregate principal amount to $310,000.  Notes issued under Series UIC-3E shall be limited in aggregate principal amount to $340,000.  Notes issued under Series UIC-4E shall be limited in aggregate principal amount to $3,560,000; Notes issued under Series UIC-5E shall be limited in aggregate principal amount to $5,219,200.

Issue Date

Notes will be issued within five business day following our receipt and acceptance of investor subscriptions with respect to any sub-series of the notes in the aggregate principal amount of $100 for such sub-series, or at such other time as AMERCO determines in its sole discretion.  Interest on issued notes shall commence to accrue on the issue date.

Sub-Series Interest Rate and term

The respective series and sub-series of notes hereunder shall bear the following interest rate and term:

- All notes issued under Series UIC-1E shall have a term of 30 years and shall bear interest at 7.75% per annum

- All notes issued under Series UIC-2E shall have a term of 15 years and shall bear interest at 6.65% per annum

- All notes issued under Series UIC-3E shall have a term of 20 years and shall bear interest at 6.95% per annum

- All notes issued under Series UIC-4E shall have a term of 30 years and shall bear interest at 7.75% per annum

- Notes issued under Series UIC-5E shall have the following terms and interest rates:  Notes with a term of 6 years shall bear interest at the rate of 5.32% per annum; Notes with a term of 7 years shall bear interest at the rate of 5.85% per annum; Notes with a term of 8 years shall bear interest at the rate of 6.37% per annum; Notes with a term of 9 years shall bear interest at the rate of 6.44% per annum; and Notes with a term of 10 years shall bear interest at the rate of 6.58% per annum.

Minimum Investment	$100.

Principal and Interest Payment Date; Credited to Holders’ U-Haul Investors Club Account

The notes are fully amortizing.  Principal and interest on the notes will be credited to each holder’s U-Haul Investors Club™ account in arrears every three months, beginning three months from the issue date of the first subseries of notes issued to any investor under such respective series and shall be based on the actual number of days the holder is invested in such notes during such quarter; provided, however, principal and interest payments with respect to notes issued under Series UIC-5E will be credited to such holder’s U-Haul Investors Club™ account in arrears every three months, beginning three months from the issue date, until the maturity date.  Principal and interest will be credited to the U-Haul Investors Club accounts of the holders who own the notes as of each applicable record date.

Record Date	The record date is the first day of the month preceding the related due date for the crediting of principal and interest on the notes.

Initial Collateral

Subject to our right to substitute collateral as provided herein,

The notes issued under Series UIC-1E will be secured by a first-priority lien on the Amform Property;

The notes issued under Series UIC-2E will be secured by a first-priority lien on the Salem Property;

The notes issued under Series UIC-3E will be secured by a first-priority lien on the Lafayette Property;

The notes issued under Series UIC-4E will be secured by a first-priority lien on the Grandview Property, including after-acquired improvements thereon;

The notes issued under Series UIC-5E will be secured by a first-priority lien on the RV Trailers;

The Collateral is owned by various subsidiaries of AMERCO.  The Initial Collateral is utilized in the operations of the U-Haul System, in which U-Haul rental equipment and self-storage units are rented to customers in the ordinary course of business. The Amform property is not an income-generating property.  No appraisal of the Initial Collateral has been or will be prepared by us or on our behalf in connection with this offering.

Limitation of Amount Financed

With respect to the following series of notes, the aggregate principal amount of indebtedness shall not exceed the respective amounts set forth below:

Notes secured by the following         Shall not exceed the following amount,

Property:                                          in aggregate principal amount:

Amform Property                           $7,800,000

Salem Property                              $310,000

Lafayette Property                          $340,000

Grandview Property $3,560,000 RV Trailers $5,219,200

Substitution of Collateral

AMERCO has the right, in its sole discretion, to substitute or to cause any third party or affiliate to voluntarily substitute any assets (the “Replacement Collateral”) for all or part of the Collateral that from time to time secures the notes or any sub-series thereof, including the Initial Collateral and any Replacement Collateral (the “Collateral”), provided that the value of the Replacement Collateral is at least 100% of the value of the Collateral that is released at the time of substitution (the “Released Collateral”).  In connection with any substitution of Collateral, the value of the Replacement Collateral and the Released Collateral is determinable by AMERCO in its sole discretion, and no appraisal will be prepared by us or on our behalf in this regard.  AMERCO is permitted to make an unlimited number of Collateral substitutions.

The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. Notwithstanding the foregoing, Collateral which is the subject of attrition, including casualty, theft (to the extent the Collateral includes equipment) and condemnation or threatened condemnation (to the extent the Collateral includes real property), may be released from the lien and will not be substituted.

Ranking	The notes are secured in the Collateral and will rank equally among themselves.

No Subsidiary Guarantees

The notes are not guaranteed by any subsidiary of AMERCO, and therefore will be effectively structurally subordinated to all of the existing and future claims of creditors of each of AMERCO’s subsidiaries, including U-Haul.

Covenants

The notes are being issued under a base indenture (“base indenture”) between AMERCO and U.S. Bank National Association, as trustee (the “trustee”), an indenture supplement (“indenture supplement”) between AMERCO and the trustee, and a pledge and security agreement (“security agreement”, and together with the base indenture, the indenture supplement, and any other instruments and documents executed and delivered pursuant to the foregoing documents, as the same may be amended, supplemented or otherwise modified from time to time, the “financing documents”) among AMERCO, the trustee and Owner. The financing documents contain certain covenants for the benefit of the holders.  These covenants consist of:

  maintenance of a first-priority lien on the Collateral; and

  prohibition of additional liens on the Collateral.

Optional Redemption

Under the terms of the financing documents, the notes or any sub-series thereof may be redeemed by AMERCO in its sole discretion at any time, in whole or in part on a pro rata basis, without penalty, premium or fee, at a price equal to 100% of the principal amount then outstanding, plus accrued and unpaid interest, if any, through the date of redemption.

Use of Proceeds

AMERCO intends to use the net proceeds from this offering to reimburse its subsidiaries and affiliates for the cost of acquisition and/or production of the Collateral and for other general corporate purposes.

Listing	The notes will not be listed on any national securities exchange.

Rating	The notes will not be rated by any statistical rating organization.

U-Haul Investors Club

Through this offering, AMERCO is extending to investors the opportunity to subscribe to purchase notes.  In order to subscribe to purchase notes, prospective investors must become a member of the U-Haul Investors Club and comply with the instructions available on our website at uhaulinvestorsclub.com.  Among other things, this will require the  prospective investor to:

  complete a membership application;

  complete a note subscription offer;

  set up a U-Haul Investors Club online account through which investors will be able to transfer funds from their linked U.S. bank account to pay for the notes; and

  receive and deliver in electronic format any and all documents, statements and communications related to the offering, the notes and the U-Haul Investors Club.

AMERCO reserves the right to reject, in whole or in part, in its sole discretion, any subscription to purchase notes.  Before AMERCO closes the offering, investors may withdraw their subscription to purchase notes.

AMERCO intends to offer additional securities through the U-Haul Investors Club simultaneously with this offering and in the future.

Form of Notes	The notes are being issued in uncertificated book-entry form only, through the U-Haul Investors Club website.

Transferability

The notes are not transferable except between members of the U-Haul Investors Club through privately negotiated transactions relating exclusively to non-qualified accounts.  The notes will not be listed on any securities exchange, and there is no anticipated public market for the notes.  Therefore, investors must be prepared to hold their notes until the maturity date.

Servicer	The notes will be serviced exclusively by U-Haul International, Inc., a subsidiary of AMERCO, or its designee.

Risk Factors	An investment in the notes involves substantial risk. See “Risk Factors” beginning on page S-7 for a description of certain risks you should consider before investing in the notes.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth summary historical consolidated financial information for AMERCO and its consolidated subsidiaries as of and for the years ended March 31, 2015, 2014, 2013, 2012 and 2011. You should read this summary of selected consolidated financial information together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014, September 30, 2014 and December 31, 2014, which are incorporated by reference herein.

	Years Ended March 31,
	2015	2014	2013	2012	2011
	(In thousands, except share and per share data)
Summary of Operations:
Self-moving equipment rentals	$2,146,391	$1,955,423	$1,767,520	$1,678,256	$1,547,015
Self-storage revenues	211,136	181,794	152,660	134,376	120,698
Self-moving and self-storage products and service sales	244,177	234,187	221,117	213,854	205,570
Property management fees	25,341	24,493	24,378	23,266	22,132
Life insurance premiums	156,103	157,919	178,115	277,562	206,992
Property and casualty insurance premiums	46,456	41,052	34,342	32,631	30,704
Net investment and interest income	84,728	79,591	82,903	73,552	62,745
Other revenue	160,199	160,793	97,552	78,530	55,503
Total revenues	3,074,531	2,835,252	2,558,587	2,512,027	2,251,359

Operating expenses	1,479,409	1,313,674	1,193,934	1,115,126	1,046,850
Commission expenses	249,642	227,332	204,758	190,254	170,708
Cost of sales	146,072	127,270	107,216	116,542	106,024
Benefits and losses	158,760	156,702	180,676	320,191	200,513
Amortization of deferred policy acquisition costs	19,661	19,982	17,376	13,791	9,494
Lease expense	79,798	100,466	117,448	131,215	150,809
Depreciation, net of (gains) losses on disposals (b)	278,165	259,612	237,996	208,901	189,266
Total costs and expenses	2,411,507	2,205,038	2,059,404	2,096,020	1,873,664

Earnings from operations	663,024	630,214	499,183	416,007	377,695
Interest expense	(97,525)	(92,692)	(90,696)	(90,371)	(88,381)
Fees and amortization on early extinguishment of debt	(4,081)	–	–	–	–
Pretax earnings	561,418	537,522	408,487	325,636	289,314
Income tax expense	(204,677)	(195,131)	(143,779)	(120,269)	(105,739)
Net earnings	356,741	342,391	264,708	205,367	183,575
Less: Excess of redemption value over carrying value of preferred shares redeemed	–	–	–	(5,908)	(178)
Less: Preferred stock dividends (a)	–	–	–	(2,913)	(12,412)
Earnings available to common shareholders	$356,741	$342,391	$264,708	$196,546	$170,985
Basic and diluted earnings per common share	$18.21	$17.51	$13.56	$10.09	$8.80
Weighted average common shares outstanding: Basic and diluted	19,586,633	19,558,758	19,518,779	19,476,187	19,432,781
Cash dividends declared and accrued Preferred stock (a)	$–	$–	$–	$2,913	$12,412
Cash dividends declared and accrued Common stock	19,594	19,568	97,421	–	–

Balance Sheet Data:
Property, plant and equipment, net	$4,107,637	$3,409,211	$2,755,054	$2,372,365	$2,094,573
Total assets	6,872,175	5,998,978	5,306,601	4,654,051	4,191,433
Notes, loans and leases payable	2,190,869	1,942,359	1,661,845	1,486,211	1,397,842
Stockholders' equity	1,884,359	1,527,368	1,229,259	1,035,820	993,020

(a) Fiscal 2012 and 2011 reflect eliminations of $0.3 million and $0.6 million, respectively paid to affiliates.
(b) (Gains) losses were ($74.6) million, ($33.6) million, ($22.5) million, ($20.9) million and ($23.1) million for fiscal 2015, 2014, 2013, 2012 and 2011, respectively.

RISK FACTORS

An investment in the notes involves substantial risk. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended March 31, 2015, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market value of the notes, if any market develops or exists, could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

Risk Relating to Our Business

We operate in a highly competitive industry.

The truck rental industry is highly competitive and includes a number of significant national, regional and local competitors. We believe the principal competitive factors in this industry are convenience of rental locations, availability of quality rental moving equipment, breadth of essential services and products and total cost. Financial results for the Company can be adversely impacted by aggressive pricing from our competitors. Some of our competitors may have greater financial resources than we have. We cannot assure you that we will be able to maintain existing rental prices or implement price increases. Moreover, if our competitors reduce prices and we are not able or willing to do so as well, we may lose rental volume, which would likely have a materially adverse affect on our results of operations.

The self-storage industry is large and highly fragmented. We believe the principal competitive factors in this industry are convenience of storage rental locations, cleanliness, security and price. Competition in the market areas in which we operate is significant and affects the occupancy levels, rental rates and operating expenses of our facilities. Competition might cause us to experience a decrease in occupancy levels, limit our ability to raise rental rates or require us to offer discounted rates that would have a material affect on results of operations and financial condition. Entry into the self-storage business may be accomplished through the acquisition of existing facilities by persons or institutions with the required initial capital. Development of new self-storage facilities is more difficult however, due to land use, zoning, environmental and other regulatory requirements. The self-storage industry has in the past experienced overbuilding in response to perceived increases in demand. We cannot assure you that we will be able to successfully compete in existing markets or expand into new markets.

We are highly leveraged.

As of March 31, 2015, we had total debt outstanding of $2,190.9 million and total undiscounted operating lease commitments of $201.5 million. Although we believe, based on existing information, that additional leverage can be supported by our operations and revenues, our existing debt could impact us in the following ways among other considerations:

  require us to allocate a considerable portion of cash flows from operations to debt service and operating lease payments;
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
  limit our ability to obtain additional financing; and
  place us at a disadvantage compared to our competitors who may have less debt.

Our ability to make payments on our debt and operating leases depends upon our ability to maintain and improve our operating performance and generate cash flow. To some extent, this is subject to prevailing economic and competitive conditions and to certain financial, business and other factors, some of which are beyond our control. If we are unable to generate sufficient cash flow from operations to service our debt and meet our other cash needs, including our operating leases, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness. If we must sell our assets, it may negatively affect our ability to generate revenue. In addition, we may incur additional debt or leases that would exacerbate the risks associated with our indebtedness.

Economic conditions, including those related to the credit markets, may adversely affect our industry, business and results of operations.

The United States economy has undergone a period of slowdown and unprecedented volatility, which resulted in a recession.  It is difficult to gauge the pace of the economic recovery or if such recovery may stall or reverse course in the future.  Consumer and commercial spending is generally affected by the health of the economy, which places some of the factors affecting the success of our business beyond our control. Our industries, although not as traditionally cyclical as some, could experience significant downturns in connection with or in anticipation of, declines, or sustained lack of recovery, in general economic conditions. In times of declining consumer spending we may be driven, along with our competitors, to reduce pricing which would have a negative impact on gross profit.  We cannot predict if another downturn, or sustained lack of recovery, in the economy will occur, which could result in reduced revenues and working capital. Should credit markets in the United States tighten or if interest rates increase significantly, we may not be able to refinance existing debt or find additional financing on favorable terms, if at all.  If one or more of the financial institutions that support our existing credit facilities fails, we may not be able to find a replacement, which would negatively impact our ability to borrow under credit facilities.  If our operating results were to worsen significantly and our cash flows or capital resources prove inadequate, or if interest rates increase significantly, we could face liquidity problems that could materially and adversely affect our results of operations and financial condition.

Our fleet rotation program can be adversely affected by financial market conditions.

To meet the needs of our customers, U-Haul maintains a large fleet of rental equipment. Our rental truck fleet rotation program is funded internally through operations and externally from debt and lease financing. Our ability to fund our routine fleet rotation program could be adversely affected if financial market conditions limit the general availability of external financing. This could lead us to operate trucks longer than initially planned and/or reducing the size of the fleet, either of which could materially and negatively affect our results of operations.

Another important aspect of our fleet rotation program is the sale of used rental equipment. The sale of used equipment provides us with funds that can be used to purchase new equipment. Conditions may arise that could lead to the decrease in demand and/or resale values for our used equipment. This could have a material adverse effect on our financial results, which could result in substantial losses on the sale of equipment and decreases in cash flows from the sales of equipment.

We obtain our rental trucks from a limited number of manufacturers.

Over the last twenty years, we purchased the majority of our rental trucks from Ford Motor Company and General Motors Corporation. Our fleet can be negatively affected by issues our manufacturers may face within their own supply chain. Also, it is possible that our suppliers may face financial difficulties or organizational changes which could negatively impact their ability to accept future orders or fulfill existing orders.The cost of acquiring new rental trucks could increase materially and negatively affect our ability to rotate new equipment into the fleet. Although we believe that we could contract with alternative manufacturers for our rental trucks, we cannot guarantee or predict how long that would take. In addition, termination of our existing relationship with these suppliers could have a material adverse effect on our business, financial condition or results of operations for an indefinite period of time.

We may not be able to effectively hedge against interest rate changes in our variable debt.

In certain instances, the Company seeks to manage its exposure to interest rate risk through the use of hedging instruments including interest rate swap agreements and forward swaps. We enter into these arrangements with counterparties that are significant financial institutions with whom we generally have other financial arrangements. We are exposed to credit risk should these counterparties not be able to perform on their obligations. Additionally, a failure on our part to effectively hedge against interest rate changes may adversely affect our financial condition and results of operations. We are required to record these financial instruments at their fair value. Changes in interest rates can significantly impact the valuation of the instruments resulting in non-cash changes to our financial position.

We are controlled by a small contingent of stockholders.

As of March 31, 2015, Edward J. Shoen, President and Chairman of the Board of AMERCO, James P. Shoen, and Mark V. Shoen collectively are the beneficial owners of 9,139,166 shares (approximately 46.6%) of the outstanding common stock of AMERCO. Edward J., James P. and Mark V. Shoen are brothers. In addition, Edward J. Shoen, James P. Shoen, Mark V. Shoen, Rosmarie T. Donovan (Trustee of the Shoen Irrevocable Trusts) and David L. Holmes (Successor Trustee of the Irrevocable “C” Trusts) (collectively, the “Reporting Persons”) are parties to a stockholder agreement dated, June 30, 2006, in which the Reporting Persons agreed to vote as one as provided in the agreement (the “Stockholder Agreement”).  Pursuant to the Stockholder Agreement, a collective 10,897,889 shares (approximately 55.6%) of the Company’s common stock are voted at the direction of a majority in interest of the Reporting Persons.  For additional information, refer to the Schedule 13Ds filed on July 13, 2006, March 9, 2007, June 26, 2009 and on May 1, 2013 with the SEC. In addition, 1,287,968 shares (approximately 6.6%) of the outstanding common stock of AMERCO are held by our Employee Savings and Employee Stock Ownership Trust.

As a result of their stock ownership and the Stockholder Agreement, Edward J. Shoen, Mark V. Shoen and James P. Shoen are in a position to significantly influence our business affairs and policies of the Company, including the approval of significant transactions, the election of the members of our Board of Directors (the “Board”) and other matters submitted to our stockholders. There can be no assurance that the interests of the Reporting Persons will not conflict with the interests of our other stockholders. Furthermore, as a result of the Reporting Persons’ voting power, the Company is a “controlled company” as defined in the Nasdaq Listing Rules and, therefore, may avail itself of certain exemptions under the Nasdaq rules, regarding having a majority of independent directors and independent director oversight of executive compensation and director nominations.

We bear certain risks related to our notes receivable from SAC Holding and Private Mini.

At March 31, 2015, we held $106.9 million of notes receivable from SAC Holding and Private Mini Storage Realty, L.P. (“Private Mini”), which consist of junior unsecured notes. These entities are highly leveraged with significant indebtedness to others. If SAC Holding or Private Mini are unable to meet their obligations to their senior lenders, it could trigger a default of their obligations to us. In such an event of default, we could suffer a loss to the extent the value of the underlying collateral of SAC Holding and Private Mini is inadequate to repay their senior lenders and our junior unsecured notes. We cannot assure you that SAC Holding or Private Mini will not default on their loans to their senior lenders or that the value of their assets upon liquidation would be sufficient to repay us in full.

Our quarterly results of operations fluctuate due to seasonality and other factors associated with our industry.

Our business is seasonal and our results of operations and cash flows fluctuate significantly from quarter to quarter. Historically, revenues have been stronger in the first and second fiscal quarters due to the overall increase in moving activity during the spring and summer months. The fourth fiscal quarter is generally weakest, due to a greater potential for adverse weather conditions and other factors that are not necessarily seasonal. As a result, our operating results for any given quarterly period are not necessarily indicative of operating results for an entire year.

Our operations subject us to numerous environmental regulations and the possibility that environmental liability in the future could adversely affect our operations.

Compliance with environmental requirements of federal, state and local governments significantly affects our business. Among other things, these requirements regulate the discharge of materials into the air, land and water and govern the use and disposal of hazardous substances. Under environmental laws or common law principles, we can be held liable for hazardous substances that are found on real property we have owned or operated. We are aware of issues regarding hazardous substances on some of our real estate and we have put in place a remediation plan at each site where we believe such a plan is necessary. See Note 18, Contingencies of the Notes to Consolidated Financial Statements in our Form 10-K for the period ended March 31, 2015.   We regularly make capital and operating expenditures to stay in compliance with environmental laws. In particular, we have managed a testing and removal program since 1988 for our underground storage tanks.  Despite these compliance efforts, we believe that risk of environmental liability is part of the nature of our business.

Environmental laws and regulations are complex, change frequently and could become more stringent in the future. We cannot assure you that future compliance with these regulations, future environmental liabilities, the cost of defending environmental claims, conducting any environmental remediation or generally resolving liabilities caused by us or related third parties will not have a material adverse effect on our business, financial condition or results of operations.

We operate in a highly regulated industry and changes in existing regulations or violations of existing or future regulations could have a material adverse effect on our operations and profitability.

Our truck and trailer rental business is subject to regulation by various federal, state and foreign governmental entities. Specifically, the U.S. Department of Transportation and various state and federal agencies exercise broad powers over our motor carrier operations, safety, and the generation, handling, storage, treatment and disposal of waste materials. In addition, our storage business is also subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. The failure to adhere to these laws and regulations may adversely affect our ability to sell or rent such property or to use the property as collateral for future borrowings. Compliance with changing regulations could substantially impair real property and equipment productivity and increase our costs. In addition, the Federal government may institute some regulation that limits carbon emissions by setting a maximum amount of carbon entities can emit without penalty. This would likely affect everyone who uses fossil fuels and would disproportionately affect users in the highway transportation industries. While there are too many variables at this time to assess the impact of the various proposed federal and state regulations that could affect carbon emissions, many experts believe these proposed rules could significantly affect the way companies operate in their industries.

Our operations can be limited by land-use regulations.  Zoning choices enacted by individual municipalities across North America may limit our ability to serve certain markets with our products and services.

A significant portion of our revenues are generated through third-parties.

Our business plan relies upon a network of independent dealers strategically placed throughout North America.  As of March 31, 2015 we had approximately 18,200 independent equipment rental dealers.  In fiscal 2015, approximately 46% of our equipment rental revenues were generated through this network.

Our inability to maintain this network or its current cost structure could inhibit our ability to adequately serve our customers and may negatively affect our results of operations and financial position.

We face liability risks associated with the operation of our rental fleet.

The business of renting moving and storage equipment to customers exposes us to liability claims including property damage, personal injury and even death.  We seek to limit the occurrence of such events through the design of our equipment, communication of its proper use and exhaustive repair and maintenance schedules.  Regardless, accidents still occur and we manage the financial risk of these events through third party insurance carriers.   While these excess loss insurance policies are available today at reasonable costs, this could change and could negatively affect our results of operations and financial position.

Our ability to attract and retain qualified employees, and changes in laws or other labor issues could adversely affect our business and our results of operations.

The success of our business is predicated upon our workforce providing excellent customer service. Our ability to attract and retain this employee base may be inhibited due to prevailing wage rates, benefit costs and the adoption of new or revised employment and labor laws and regulations. Should this occur we may be unable to provide service in certain areas or we may experience significantly increased costs of labor that could adversely affect our results of operations and financial condition.

We are highly dependent upon our automated systems and the Internet for managing our business.

Our information systems are largely Internet-based, including our point-of-sale reservation system, payment processing and telephone systems.  While our reliance on this technology lowers our cost of providing service and expands our abilities to better serve customers, it exposes us to various risks including natural and man-made disasters and cyber-attacks.  We have put into place extensive security protocols, backup systems and alternative procedures to mitigate these risks.  However, disruptions or breaches, detected or undetected by us, for any period of time in any portion of these systems could adversely affect our results of operations and financial condition, inflict reputational damage and result in litigation with third parties.

A.M. Best financial strength ratings are crucial to our life insurance business.

In May 2015, A.M. Best affirmed the financial strength rating for Oxford and Christian Fidelity Life Insurance Company (“CFLIC”) to A- with a stable outlook and affirmed the financial strength rating for North American Insurance Company (“NAI”) of B++ with a stable outlook. Financial strength ratings are important external factors that can affect the success of Oxford’s business plans. Accordingly, if Oxford’s ratings, relative to its competitors, are not maintained or do not continue to improve, Oxford may not be able to retain and attract business as currently planned, which could adversely affect our results of operations and financial condition.

We may incur losses due to our reinsurers’ or counterparties’ failure to perform under existing contracts or we may be unable to secure sufficient reinsurance or hedging protection in the future.

We use reinsurance and derivative contracts to mitigate our risk of loss in various circumstances; primarily at Repwest and for Moving and Storage. These agreements do not release us from our primary obligations and therefore we remain ultimately responsible for these potential costs. We cannot provide assurance that these reinsurers or counterparties will fulfill their obligations. Their inability or unwillingness to make payments to us under the terms of the contracts may have a material adverse effect on our financial condition and results of operation.

At December 31, 2014, Repwest reported $1.7 million of reinsurance recoverables, net of allowances and $120.9 million of reserves and liabilities ceded to reinsurers. Of this, Repwest’s largest exposure to a single reinsurer was $61.5 million.

Risks Related to our Indebtedness and an Investment in the Notes

The notes are not transferable except between members of the U-Haul Investors Club through privately negotiated transactions.  In addition, the notes will not be listed on any securities exchange, and there is no anticipated public market for the notes. Therefore, you must be prepared to hold the notes until the maturity date.

The notes are not transferable except between members of the U-Haul Investors Club through privately negotiated transactions relating exclusively to non-qualified (non-retirement/non IRA) accounts, as to which neither AMERCO, the servicer, the trustee, nor any of their respective affiliates will have any involvement.  In addition, the notes will not be listed on any securities exchange, there is no anticipated public market for the notes, and it is unlikely that a secondary “over-the-counter” market for the notes will develop between bond dealers or bond trading desks at investment houses.  Therefore, you must be prepared to hold your notes until the maturity date.  Transfers of the notes held in qualified accounts are not permissible, other than transfers constituting Required Minimum Distributions (RMD).  The notes are not a liquid investment. If you believe you will need access to the funds you are otherwise planning on investing in notes prior to the stated maturity date of such notes, then you should not invest in the notes at this time.

Even if you are able to privately negotiate the sale of your notes to another U-Haul Investors Club member, you may not be able to find a purchaser for the notes who is willing to pay you an amount equal to the principal amount outstanding on the notes, or at all.

Even if you are able to privately negotiate the sale of your notes to another U-Haul Investors Club member, the price of the notes in such market may be lower than the price you pay to purchase the notes from us.  If you purchase notes in this offering, you will pay a price that was independently determined by us, and therefore neither established in a competitive market nor negotiated with any representative acting in your best interest, including the trustee.  This price may not be indicative of prices that could prevail, if any, after this offering.  The ability to sell your notes to another U-Haul Investors Club member through a privately negotiated transaction does not guarantee that you will be able to find a purchaser willing to buy the notes for an amount equal to the principal amount outstanding on the notes, or at all.  In addition, our operating performance, the status and condition of the Collateral, general market and economic conditions and other factors could impair the value of your notes and your ability to sell them in a privately negotiated transaction to another U-Haul Investors Club member, if such opportunity were to develop.

Our currently outstanding indebtedness, and additional indebtedness that we are permitted to incur, could prevent AMERCO from fulfilling its obligations under the notes.

In addition to our currently outstanding indebtedness and the indebtedness AMERCO will incur pursuant to the offering of the notes, we are able to incur substantial additional indebtedness, including secured indebtedness, in the future.  Any additional indebtedness we may incur could have important consequences for the holders of the notes, and could limit AMERCO’s ability to satisfy its obligations to pay principal and interest with respect to the notes.

The value of the Collateral may not be sufficient to satisfy AMERCO’s obligations under the notes.

AMERCO’s obligations under the notes are secured by a first-priority lien on the Collateral in favor of the trustee (or its agent or nominee), for the benefit of the holders of the notes.  By its nature, some or all of the Collateral may be illiquid, is subject to attrition, including casualty, loss or theft, and, to the extent the Collateral includes real property, may be subject to condemnation.  The Collateral may have no readily ascertainable market value, and the income generated from the Collateral is not part of the Collateral.  In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay AMERCO’s obligations under the notes, in full or at all. There also can be no assurance that the Collateral will be saleable and, even if saleable, the timing of its liquidation would be uncertain.

Accordingly, there may not be sufficient Collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the Collateral and the obligations under the notes will rank equally in right of payment with all of AMERCO’s other unsecured unsubordinated indebtedness and other obligations, including trade payables. The trustee’s security interest and ability to foreclose could also be limited by the need to meet certain requirements of state and federal law.  If these requirements cannot be met, the security interests may be invalid and the holders of the notes will not be entitled to the Collateral or any recovery with respect thereto.  These requirements may limit the number of potential bidders for the Collateral in any foreclosure and may delay any sale, which may have an adverse effect on the sale price of the Collateral. Therefore, the practical value of realizing on the Collateral may be limited.

AMERCO has the right, in its sole discretion, to voluntarily make or cause to be made an unlimited number of Collateral substitutions, and to determine the value of the Replacement Collateral and the Released Collateral.

AMERCO has the right, in its sole discretion, to voluntarily make or cause to be made an unlimited number of Collateral substitutions and to determine the value of the Replacement Collateral and the Released Collateral.  AMERCO is not required to obtain the consent of the holders of the notes, the trustee or any third party to make a Collateral substitution, and neither the trustee nor any other third party will review or evaluate AMERCO’s determination of the value of the Replacement Collateral and the Released Collateral on your behalf. Any such determination by AMERCO will be final and binding on the trustee and the holders.  Therefore, although it is a condition of each Collateral substitution, there can be no assurance that the value of the Replacement Collateral will in actuality be at least 100% of the value of the Released Collateral, which could diminish the value of the Collateral securing the notes and impair your investment.

No appraisal of the Collateral, including the Initial Collateral, has been or will be prepared by us or on our behalf in connection with this offering or any substitution of Collateral, and to the extent the Collateral constitutes equipment, its value is expected to depreciate.

No appraisal of the Collateral, including the Initial Collateral, has been or will be prepared by us or on our behalf in connection with this offering or any substitution of Collateral, and to the extent the Collateral constitutes equipment, its value is expected to depreciate.  The value of the Collateral will depend upon a number of factors, including market and economic conditions at the time, the availability of appropriate buyers and the extent of attrition, if any, with respect to the Collateral.  For these and other reasons, we cannot assure the holders of the notes that the proceeds of any sale of the Collateral, in the event of a foreclosure, insolvency proceeding, liquidation or otherwise, would be sufficient to satisfy, or would not be substantially less than, all of AMERCO’s obligations under the notes.  Moreover, to the extent the Collateral includes real property, no lender’s policy of title insurance, real property survey, zoning report, mortgage enforceability legal opinion, environmental assessment or engineering study has been or will be obtained in connection with the offering.

Although these notes are secured by the Collateral, they are effectively subordinated to AMERCO’s other existing or future secured indebtedness.

Although these notes are secured by the Collateral, they are effectively subordinated to AMERCO’s other existing and future secured indebtedness, to the extent of the value of the assets securing such other indebtedness.  In the event of a bankruptcy or similar proceeding involving AMERCO, any of AMERCO’s assets which serve as collateral for AMERCO’s existing or future secured indebtedness, other than the Collateral, will be available to satisfy the obligations under such secured indebtedness before any payments are made on the notes or AMERCO’s other unsecured indebtedness.  In the event that the value of the Collateral is insufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” through which they would only be entitled to participate ratably with all holders of AMERCO’s other unsecured indebtedness, and potentially with all of AMERCO’s other general creditors, based upon the respective amounts owed to each holder or creditor, in AMERCO’s remaining assets.  In any of the foregoing events, AMERCO may not have sufficient assets to pay amounts due on the notes.  As a result, if holders of the notes receive any payments, they may receive less, ratably, than holders of any other secured indebtedness that AMERCO may incur.

The notes are only the obligations of AMERCO, and will not be guaranteed by any of AMERCO’s subsidiaries, including U-Haul.

The notes are only the obligations of AMERCO, and are not guaranteed by any of AMERCO’s subsidiaries, including U-Haul, through which we conduct a substantial amount of our operations.  All of the obligations of our subsidiaries, including U-Haul, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to AMERCO or the holders of the notes.  This means that claims of holders of the notes will be structurally subordinated to the claims of existing and future creditors of AMERCO’s subsidiaries, including U-Haul.

The Collateral is subject to attrition, including casualty risks, theft (to the extent the Collateral includes equipment) and condemnation (to the extent the Collateral includes real property), and we are under no obligation to maintain the condition of the Collateral or to replenish or replace damaged, destroyed, condemned, stolen or taken Collateral.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business.  However, we may not maintain casualty insurance on the Collateral and there are certain other losses in our business that may be either uninsurable or not economically insurable, in whole or in part.  In the normal course of our business, to the extent the Collateral includes equipment, we anticipate that a significant amount of the Collateral will be lost through attrition, including due to casualty and theft, and to the extent the Collateral includes real property, it is subject to condemnation in whole or in part. We are under no obligation to replenish or replace damaged, destroyed, condemned, stolen or taken Collateral and we are not obligated to repay the notes in whole or in part as a result of such an occurrence.  A reduction in the size of the Collateral pool will reduce the value of the Collateral.  In addition, we are under no obligation to maintain the Collateral in good condition, repair and working order, which could impair its value.

The value of the Collateral is dependent upon, among other things, its continued integration in the U-Haul system.

Through the U-Haul system, which involves the participation of numerous independent dealers and affiliates, we rent our moving and storage equipment. If the U-Haul system deteriorates, ceases or fails, and an alternative rental system is not available, or if the Collateral is removed from continuous integration in the U-Haul system, such as through the repossession and sale of the Collateral following a foreclosure on the Collateral, then we may not be able to rent or use the Collateral in an efficient and cost-effective manner and its value could be impaired.

The success of the U-Haul system is in part dependent on continued participation by our numerous independent dealers and affiliates.

As a part of the U-Haul system, we work with numerous independent dealers and affiliates that provide retail outlets through which U-Haul rental equipment is rented to our customers.  Our contracts with these independent dealers contain provisions allowing the independent dealer to terminate the contract for any reason upon 30 days’ advance notice.  If a significant number of independent dealers were to terminate their contracts, it could adversely impact the U-Haul system and decrease our ability to rent equipment, which could impair our ability to repay the notes.

Rights of holders of notes may be adversely affected by the failure to perfect liens in the Collateral.

Pursuant to the terms of the financing documents, the Owner has granted a first-priority security interest in the Initial Collateral to the trustee for the benefit of the holders. The servicer will be responsible for ensuring that perfection with respect to the Collateral has occurred and shall continue.  If, because of a clerical error, fraud, forgery or otherwise, the lien of the trustee is not properly reflected and filed, the trustee will not have a perfected security interest in the Collateral and its security interest may be subordinate to the interests of certain third parties.  No legal opinions are being issued or obtained in connection with the enforceability or perfection of the Collateral documentation. Additionally, under federal law and the laws of many states, certain possessory liens, including mechanic’s liens, and certain tax liens may take priority over a perfected security interest in the Collateral.   Such failures may result in the loss of the practical benefits of the trustee’s first-priority lien on the Collateral.

The trustee (or its agent, nominee or nominee mortgagee or titleholder) is the only party with the ability to foreclose on the Collateral, and certain laws and regulations may impose restrictions or limitations on foreclosure on the Collateral.

If AMERCO defaults on the notes, the financing documents provide that the trustee (or its agent, nominee or nominee mortgagee or titleholder) is the only party with the ability to foreclose on, repossess and sell the Collateral, and no individual holder of notes may do so independently.  The trustee’s ability to foreclose on the Collateral on behalf of the holders may also be subject to state law requirements and practical problems associated with the realization of the trustee’s security interest or lien on the Collateral, including locating the Collateral, which will likely be disbursed throughout the U.S. and Canada, as well as cure rights, foreclosing on the Collateral within the time periods permitted by third parties or prescribed by laws, obtaining third party consents, making additional filings and obtaining necessary approvals from governmental entities.  Therefore, we cannot assure you that foreclosure on the Collateral will be straightforward or expeditious, which may impair the value of the Collateral. Certain provisions of the financing documents may also restrict the trustee’s, or its agent’s or nominee’s ability to foreclose on the Collateral.

The ability to foreclose on the Collateral may be adversely affected by bankruptcy proceedings.

If AMERCO defaults on the notes, the ability to foreclose on, repossess and sell the Collateral may be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against AMERCO prior to or possibly even after the trustee has repossessed and disposed of the Collateral.  Under the U.S. Bankruptcy Code, a secured creditor, such as the trustee for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law would permit AMERCO, as the debtor, to continue to retain and use the Collateral, and the proceeds, products, rents, or profits of the Collateral, even though AMERCO could be in default under the financing documents, provided that the trustee were given “adequate protection”. The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of a secured creditor's interest in collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of such collateral as a result of the stay of repossession or disposition or any use of such collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee would repossess or dispose of the Collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the Collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys' fees for “undersecured claims” during the debtor's bankruptcy case.

The notes are not insured or guaranteed by the FDIC.

The notes are not savings accounts, deposit accounts or money market funds, and are not guaranteed or insured by the FDIC, the Federal Reserve or any other governmental agency.

AMERCO may redeem the notes at any time without penalty, but AMERCO is under no obligation to do so.

Under the terms of the financing documents, the notes may be redeemed by AMERCO in its sole discretion at any time, in whole or in part, without penalty, premium or fee, at a price equal to 100% of the principal amount then outstanding, plus accrued and unpaid interest, if any, through the date of redemption.  In such event, holders would not receive all of the interest payments that holders originally expected.  However, AMERCO is under no obligation to redeem the notes in whole or in part under any circumstances.  Accordingly, investors must be prepared to hold the notes until the maturity date.

Our subsidiaries, affiliates, directors, officers, controlling stockholders and employees have the right to purchase an unlimited number of notes in the offering.

Our subsidiaries, affiliates, directors, officers, controlling stockholders and employees have the right to purchase an unlimited number of notes in the offering.  If these parties end up owning a majority of the notes outstanding, we and they could exert significant influence with respect to a variety of matters affecting the notes under the financing documents, including the ability to waive an event of default, amend the notes or enforce or waive rights related to the notes and the Collateral.

No underwriter or other third-party has been engaged to facilitate the sale of the notes in this offering.

In many public offerings, an experienced underwriter or other third party, such as a placement agent, is engaged to facilitate the sale of an issuer’s securities by, among other things, helping develop and negotiate the terms of the offering, the terms of the securities and the documents governing the securities and conducting due diligence with respect to the issuer, its affiliates and/or their respective assets. In such circumstances, an underwriter’s participation can lead to offering and securities terms that are more favorable to the purchasers of the securities.  No underwriter or other third-party has been engaged to facilitate the sale of the notes in this offering, the terms of which were developed solely by us and not with the input of any representative acting in your best interest.  It is your responsibility to determine if the terms of this offering and the notes meet your investment needs.

Risks Related to the U-Haul Investors Club

The notes are being issued in uncertificated book-entry form only and exclusively serviced by U-Haul, AMERCO’s subsidiary.

The notes are being issued in uncertificated book-entry form only through the U-Haul Investors Club website and exclusively serviced by U-Haul, AMERCO’s subsidiary (in such capacity, the “servicer”), or its designee.  In this capacity, among other duties, the servicer will record and file Collateral perfection documents as appropriate, credit principal and interest into the U-Haul Investors Club accounts maintained by each holder, perform recordkeeping and registrar services and electronically receive and deliver all documents, statements and communications related to the offering, the notes and the U-Haul Investors Club.  No assurance can be given that the servicer will be able to adequately fulfill its servicing obligations with respect to the notes.  Additionally, because the notes are being serviced by U-Haul instead of by a neutral third party, this may present a conflict of interest if a dispute regarding the servicing of the notes arises with the holders of the notes.

One or more significant disruptions in service on the U-Haul Investors Club website could significantly inhibit the servicer’s ability to effectively service the notes and impair the U-Haul Investors Club.

The servicer will service the notes through the U-Haul Investors Club website.  Therefore, the satisfactory performance, reliability and availability of the U-Haul Investors Club website and our technology and underlying network infrastructure will be critical to the servicer’s ability to effectively service the notes, and to the viability of the U-Haul Investors Club.  One or more significant disruptions in service on the U-Haul Investors Club website, whether as a result of us, any third party that we retain to perform website hosting or backup functions or events that are outside of our control, such as computer viruses or power or Internet-telecommunications failures, could significantly inhibit the servicer’s ability to effectively service the notes, including processing and crediting of principal and interest into the appropriate U-Haul Investors Club accounts in a timely manner, and impair the viability of the U-Haul Investors Club.

Through the U-Haul Investors Club, we will rely on a third-party commercial bank to process transactions between U-Haul Investors Club member accounts and their linked outside bank accounts.

Because we are not a bank, we cannot belong to and directly access the Automated Clearing House (“ACH”) payment network.  As a result, we will rely on an FDIC-insured depository institution to process U-Haul Investors Club transactions between U-Haul Investors Club member accounts and their linked U.S. bank accounts.  If we fail to obtain such services from such an institution or elsewhere, or if we cannot transition to another processor quickly, our ability to process payments will suffer and our ability to fund the offering, as well your ability to transfer principal and interest payments on the notes from your U-Haul Investors Club account to your outside bank accounts, may be impaired.

USE OF PROCEEDS

Assuming the notes in this offering are fully subscribed, AMERCO expects to receive net proceeds from this offering of approximately $17,228,200, after deducting estimated expenses payable by it.  AMERCO intends to use the net proceeds from this offering to reimburse its subsidiaries and affiliates for the cost of production of the Collateral, and for other general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for each year in the five year period ended March 31, 2015.  Earnings consist of earnings before interest expense and lease expense.  Fixed charges consist of interest expense and an estimate of the portion of lease expense related to the interest component.

Year Ended March 31,
2015	2014	2013	2012	2011
5.4x	5.2x	4.1x	3.4x	3.1x

DESCRIPTION OF NOTES

The following description is a summary of the material provisions of the notes and the financing documents under which the notes are being issued.  Each of the financing documents and the notes that will be executed and delivered upon the issuance date, and not the description of the financing documents and the notes in this prospectus supplement, defines your rights as holders of the notes.  Copies of the financing documents will be available electronically through the U-Haul Investors Club website.  You may also request electronic copies of the financing documents from AMERCO as indicated under “Where You Can Find More Information” in this prospectus supplement.

Brief Description of the Notes

The notes are:

  The notes will be issued over a period of time and from time to time, in up to five separate series, with each series having one or more separate sub-series bearing a unique interest rate and term as provided herein.  As notes are offered, prospective investors shall have the opportunity to select the series and sub-series of notes for which such prospective investor is subscribing.

  being issued under a base indenture entered into between AMERCO and the trustee, an indenture supplement between AMERCO and the trustee, and a pledge and security agreement among AMERCO, the trustee and the Owner (collectively, and together with any other instruments and documents executed and delivered pursuant to the foregoing documents, as the same may be amended, supplemented or otherwise modified from time to time, the “financing documents”);

  AMERCO’s obligations only, and not guaranteed by any of AMERCO’s subsidiaries, and therefore are structurally subordinated to the claims of existing and future creditors of AMERCO’s subsidiaries, including U-Haul;

  obligations of AMERCO, secured by a first-priority lien on the Collateral;

  ranked equally among themselves; and

  being issued by AMERCO in uncertificated book-entry form only.

The notes will not be listed on any securities exchange.  There is no market for the notes.

Principal, Maturity and Interest; Amortization Schedule

The notes are secured debt securities under the financing documents and are limited to the aggregate principal amount identified above.  The notes will be issued over a period of time and from time to time, in up to five separate series (Series UIC-1E, 2E, 3E, 4E and 5E), with each series having one or more separate sub-series, bearing a unique interest rate and term as follows:

- Series UIC-1E shall have a term of 30 years and shall bear interest at 7.75% per annum

- Series UIC-2E shall have a term of 15 years and shall bear interest at 6.65% per annum

- Series UIC-3E shall have a term of 20 years and shall bear interest at 6.95% per annum

- Series UIC-4E shall have a term of 30 years and shall bear interest at 7.75% per annum

- Notes issued under Series UIC-5E shall have the following terms and interest rates:  Notes with a term of 6 years shall bear interest at the rate of 5.32% per annum; Notes with a term of 7 years shall bear interest at the rate of 5.85% per annum; Notes with a term of 8 years shall bear interest at the rate of 6.37% per annum; Notes with a term of 9 years shall bear interest at the rate of 6.44% per annum; and Notes with a term of 10 years shall bear interest at the rate of 6.58% per annum.

As notes are offered, prospective investors shall have the opportunity to select the series and sub-series of notes for which such prospective investor is subscribing.

In all cases subject to collateral substitutions as provided herein and in the financing documents:

The notes issued under Series UIC-1E will be secured by a first-priority lien on the Amform Property;  the notes issued under Series UIC-2E will be secured by a first-priority lien on the Salem Property; the notes issued under Series UIC-3E will be secured by a first-priority lien on the Lafayette Property; the notes issued under Series UIC-4E will be secured by a first-priority lien on the Grandview Property, including any after-acquired improvements; the notes issued under Series UIC-5E will be secured by a first-priority lien on the RV Trailers.

The notes are being issued in minimum denominations of $100 and integral multiples of $100 thereof.

The respective notes accrue interest at the interest rates identified above, commencing as of the issue date.  Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

The notes are fully amortizing.  Principal and interest on the notes will be credited to each holder’s U-Haul Investors Club™ account in arrears every three months, beginning three months from the issue date of the first subseries of notes issued to any investor under such respective series and shall be based on the actual number of days the holder is invested in such notes during such quarter; provided, however, principal and interest payments with respect to notes issued under Series UIC-5E will be credited to such holder’s U-Haul Investors Club™ account in arrears every three months, beginning three months from the issue date, until the maturity date. Interest on the notes is calculated based upon the outstanding balance of the notes at the time interest is due.

The following schedules illustrate investments of $100 in each series of notes:

Below is the payout schedule for a $100 U-Note

Investment in UIC-1E

Payment Number	U-Note Balance	Principal	Interest	Payout
1	$100.00	$0.21	$1.94	$2.15
2	99.79	0.22	1.93	2.15
3	99.57	0.22	1.93	2.15
4	99.35	0.23	1.92	2.15
5	99.12	0.23	1.92	2.15
6	98.89	0.23	1.92	2.15
7	98.66	0.24	1.91	2.15
8	98.42	0.24	1.91	2.15
9	98.18	0.25	1.90	2.15
10	97.93	0.25	1.90	2.15
11	97.68	0.26	1.89	2.15
12	97.42	0.26	1.89	2.15
13	97.16	0.27	1.88	2.15
14	96.89	0.27	1.88	2.15
15	96.62	0.28	1.87	2.15
16	96.34	0.28	1.87	2.15
17	96.06	0.29	1.86	2.15
18	95.77	0.29	1.86	2.15
19	95.48	0.30	1.85	2.15
20	95.18	0.31	1.84	2.15
21	94.87	0.31	1.84	2.15
22	94.56	0.32	1.83	2.15
23	94.24	0.32	1.83	2.15
24	93.92	0.33	1.82	2.15
25	93.59	0.34	1.81	2.15
26	93.25	0.34	1.81	2.15
27	92.91	0.35	1.80	2.15
28	92.56	0.37	1.79	2.16
29	92.19	0.36	1.79	2.15

30	91.83	0.38	1.78	2.16
31	91.45	0.39	1.77	2.16
32	91.06	0.39	1.76	2.15
33	90.67	0.39	1.76	2.15
34	90.28	0.41	1.75	2.16
35	89.87	0.41	1.74	2.15
36	89.46	0.43	1.73	2.16
37	89.03	0.43	1.72	2.15
38	88.60	0.43	1.72	2.15
39	88.17	0.45	1.71	2.16
40	87.72	0.45	1.70	2.15
41	87.27	0.47	1.69	2.16
42	86.80	0.47	1.68	2.15
43	86.33	0.49	1.67	2.16
44	85.84	0.49	1.66	2.15
45	85.35	0.50	1.65	2.15
46	84.85	0.51	1.64	2.15
47	84.34	0.52	1.63	2.15
48	83.82	0.53	1.62	2.15
49	83.29	0.54	1.61	2.15
50	82.75	0.56	1.60	2.16
51	82.19	0.56	1.59	2.15
52	81.63	0.57	1.58	2.15
53	81.06	0.58	1.57	2.15
54	80.48	0.60	1.56	2.16
55	79.88	0.60	1.55	2.15
56	79.28	0.62	1.54	2.16
57	78.66	0.64	1.52	2.16
58	78.02	0.64	1.51	2.15
59	77.38	0.65	1.50	2.15
60	76.73	0.67	1.49	2.16
61	76.06	0.69	1.47	2.16
62	75.37	0.69	1.46	2.15
63	74.68	0.70	1.45	2.15
64	73.98	0.73	1.43	2.16
65	73.25	0.73	1.42	2.15
66	72.52	0.75	1.41	2.16
67	71.77	0.77	1.39	2.16
68	71.00	0.77	1.38	2.15
69	70.23	0.80	1.36	2.16
70	69.43	0.81	1.35	2.16
71	68.62	0.83	1.33	2.16
72	67.79	0.84	1.31	2.15
73	66.95	0.86	1.30	2.16
74	66.09	0.87	1.28	2.15
75	65.22	0.90	1.26	2.16
76	64.32	0.90	1.25	2.15
77	63.42	0.93	1.23	2.16
78	62.49	0.94	1.21	2.15
79	61.55	0.97	1.19	2.16
80	60.58	0.98	1.17	2.15

81	59.60	1.00	1.15	2.15
82	58.60	1.01	1.14	2.15
83	57.59	1.04	1.12	2.16
84	56.55	1.06	1.10	2.16
85	55.49	1.08	1.08	2.16
86	54.41	1.11	1.05	2.16
87	53.30	1.12	1.03	2.15
88	52.18	1.14	1.01	2.15
89	51.04	1.17	0.99	2.16
90	49.87	1.18	0.97	2.15
91	48.69	1.22	0.94	2.16
92	47.47	1.24	0.92	2.16
93	46.23	1.25	0.90	2.15
94	44.98	1.29	0.87	2.16
95	43.69	1.30	0.85	2.15
96	42.39	1.34	0.82	2.16
97	41.05	1.36	0.80	2.16
98	39.69	1.39	0.77	2.16
99	38.30	1.41	0.74	2.15
100	36.89	1.44	0.71	2.15
101	35.45	1.46	0.69	2.15
102	33.99	1.50	0.66	2.16
103	32.49	1.53	0.63	2.16
104	30.96	1.55	0.60	2.15
105	29.41	1.59	0.57	2.16
106	27.82	1.61	0.54	2.15
107	26.21	1.65	0.51	2.16
108	24.56	1.68	0.48	2.16
109	22.88	1.72	0.44	2.16
110	21.16	1.74	0.41	2.15
111	19.42	1.77	0.38	2.15
112	17.65	1.82	0.34	2.16
113	15.83	1.85	0.31	2.16
114	13.98	1.88	0.27	2.15
115	12.10	1.93	0.23	2.16
116	10.17	1.95	0.20	2.15
117	8.22	2.00	0.16	2.16
118	6.22	2.03	0.12	2.15
119	4.19	2.08	0.08	2.16
120	2.11	2.11	0.04	2.15
Total		$100.00	$158.46	$258.46

Below is the payout schedule for a $100 U-Note

Investment in UIC 2E

Payment Number	U-Note Balance	Principal	Interest	Payout
1	$100.00	$0.99	$1.66	$2.65
2	99.01	1.00	1.65	2.65
3	98.01	1.02	1.63	2.65
4	96.99	1.04	1.61	2.65
5	95.95	1.05	1.60	2.65

6	94.90	1.07	1.58	2.65
7	93.83	1.09	1.56	2.65
8	92.74	1.11	1.54	2.65
9	91.63	1.13	1.52	2.65
10	90.50	1.15	1.50	2.65
11	89.35	1.16	1.49	2.65
12	88.19	1.18	1.47	2.65
13	87.01	1.20	1.45	2.65
14	85.81	1.22	1.43	2.65
15	84.59	1.24	1.41	2.65
16	83.35	1.26	1.39	2.65
17	82.09	1.29	1.36	2.65
18	80.80	1.31	1.34	2.65
19	79.49	1.32	1.32	2.64
20	78.17	1.34	1.30	2.64
21	76.83	1.37	1.28	2.65
22	75.46	1.39	1.25	2.64
23	74.07	1.41	1.23	2.64
24	72.66	1.44	1.21	2.65
25	71.22	1.46	1.18	2.64
26	69.76	1.49	1.16	2.65
27	68.27	1.51	1.13	2.64
28	66.76	1.53	1.11	2.64
29	65.23	1.57	1.08	2.65
30	63.66	1.58	1.06	2.64
31	62.08	1.61	1.03	2.64
32	60.47	1.64	1.01	2.65
33	58.83	1.67	0.98	2.65
34	57.16	1.69	0.95	2.64
35	55.47	1.73	0.92	2.65
36	53.74	1.75	0.89	2.64
37	51.99	1.78	0.86	2.64
38	50.21	1.81	0.83	2.64
39	48.40	1.84	0.80	2.64
40	46.56	1.87	0.77	2.64
41	44.69	1.90	0.74	2.64
42	42.79	1.94	0.71	2.65
43	40.85	1.96	0.68	2.64
44	38.89	1.99	0.65	2.64
45	36.90	2.04	0.61	2.65
46	34.86	2.06	0.58	2.64
47	32.80	2.10	0.55	2.65
48	30.70	2.14	0.51	2.65
49	28.56	2.17	0.47	2.64
50	26.39	2.20	0.44	2.64
51	24.19	2.25	0.40	2.65
52	21.94	2.28	0.36	2.64
53	19.66	2.31	0.33	2.64
54	17.35	2.36	0.29	2.65
55	14.99	2.40	0.25	2.65
56	12.59	2.43	0.21	2.64

57	10.16	2.48	0.17	2.65
58	7.68	2.52	0.13	2.65
59	5.16	2.55	0.09	2.64
60	2.61	2.61	0.04	2.65
Total		$100.00	$58.75	$158.75

Below is the payout schedule for a $100 U-Note

Investment in UIC 3E

Payment Number	U-Note Balance	Principal	Interest	Payout
1	$100.00	$0.58	$1.74	$2.32
2	99.42	0.59	1.73	2.32
3	98.83	0.60	1.72	2.32
4	98.23	0.61	1.71	2.32
5	97.62	0.62	1.70	2.32
6	97.00	0.63	1.69	2.32
7	96.37	0.65	1.67	2.32
8	95.72	0.66	1.66	2.32
9	95.06	0.67	1.65	2.32
10	94.39	0.68	1.64	2.32
11	93.71	0.69	1.63	2.32
12	93.02	0.70	1.62	2.32
13	92.32	0.72	1.60	2.32
14	91.60	0.73	1.59	2.32
15	90.87	0.74	1.58	2.32
16	90.13	0.75	1.57	2.32
17	89.38	0.78	1.55	2.33
18	88.60	0.78	1.54	2.32
19	87.82	0.79	1.53	2.32
20	87.03	0.82	1.51	2.33
21	86.21	0.83	1.50	2.33
22	85.38	0.84	1.48	2.32
23	84.54	0.85	1.47	2.32
24	83.69	0.88	1.45	2.33
25	82.81	0.88	1.44	2.32
26	81.93	0.91	1.42	2.33
27	81.02	0.91	1.41	2.32
28	80.11	0.94	1.39	2.33
29	79.17	0.94	1.38	2.32
30	78.23	0.97	1.36	2.33
31	77.26	0.98	1.34	2.32
32	76.28	1.00	1.33	2.33
33	75.28	1.02	1.31	2.33
34	74.26	1.03	1.29	2.32
35	73.23	1.06	1.27	2.33
36	72.17	1.07	1.25	2.32
37	71.10	1.08	1.24	2.32
38	70.02	1.11	1.22	2.33
39	68.91	1.13	1.20	2.33
40	67.78	1.15	1.18	2.33
41	66.63	1.16	1.16	2.32

42	65.47	1.19	1.14	2.33
43	64.28	1.21	1.12	2.33
44	63.07	1.23	1.10	2.33
45	61.84	1.26	1.07	2.33
46	60.58	1.27	1.05	2.32
47	59.31	1.29	1.03	2.32
48	58.02	1.31	1.01	2.32
49	56.71	1.34	0.99	2.33
50	55.37	1.37	0.96	2.33
51	54.00	1.38	0.94	2.32
52	52.62	1.42	0.91	2.33
53	51.20	1.43	0.89	2.32
54	49.77	1.47	0.86	2.33
55	48.30	1.48	0.84	2.32
56	46.82	1.51	0.81	2.32
57	45.31	1.53	0.79	2.32
58	43.78	1.57	0.76	2.33
59	42.21	1.60	0.73	2.33
60	40.61	1.61	0.71	2.32
61	39.00	1.65	0.68	2.33
62	37.35	1.67	0.65	2.32
63	35.68	1.71	0.62	2.33
64	33.97	1.74	0.59	2.33
65	32.23	1.76	0.56	2.32
66	30.47	1.80	0.53	2.33
67	28.67	1.82	0.50	2.32
68	26.85	1.86	0.47	2.33
69	24.99	1.90	0.43	2.33
70	23.09	1.92	0.40	2.32
71	21.17	1.95	0.37	2.32
72	19.22	2.00	0.33	2.33
73	17.22	2.02	0.30	2.32
74	15.20	2.06	0.26	2.32
75	13.14	2.10	0.23	2.33
76	11.04	2.13	0.19	2.32
77	8.91	2.18	0.15	2.33
78	6.73	2.20	0.12	2.32
79	4.53	2.24	0.08	2.32
80	2.29	2.29	0.04	2.33
Total		$100.00	$85.93	$185.93

Below is the payout schedule for a $100 U-Note

Investment in UIC-4E

Payment Number	U-Note Balance	Principal	Interest	Payout
1	$100.00	$0.21	$1.94	$2.15
2	99.79	0.22	1.93	2.15
3	99.57	0.22	1.93	2.15
4	99.35	0.23	1.92	2.15
5	99.12	0.23	1.92	2.15
6	98.89	0.23	1.92	2.15

7	98.66	0.24	1.91	2.15
8	98.42	0.24	1.91	2.15
9	98.18	0.25	1.90	2.15
10	97.93	0.25	1.90	2.15
11	97.68	0.26	1.89	2.15
12	97.42	0.26	1.89	2.15
13	97.16	0.27	1.88	2.15
14	96.89	0.27	1.88	2.15
15	96.62	0.28	1.87	2.15
16	96.34	0.28	1.87	2.15
17	96.06	0.29	1.86	2.15
18	95.77	0.29	1.86	2.15
19	95.48	0.30	1.85	2.15
20	95.18	0.31	1.84	2.15
21	94.87	0.31	1.84	2.15
22	94.56	0.32	1.83	2.15
23	94.24	0.32	1.83	2.15
24	93.92	0.33	1.82	2.15
25	93.59	0.34	1.81	2.15
26	93.25	0.34	1.81	2.15
27	92.91	0.35	1.80	2.15
28	92.56	0.37	1.79	2.16
29	92.19	0.36	1.79	2.15
30	91.83	0.38	1.78	2.16
31	91.45	0.39	1.77	2.16
32	91.06	0.39	1.76	2.15
33	90.67	0.39	1.76	2.15
34	90.28	0.41	1.75	2.16
35	89.87	0.41	1.74	2.15
36	89.46	0.43	1.73	2.16
37	89.03	0.43	1.72	2.15
38	88.60	0.43	1.72	2.15
39	88.17	0.45	1.71	2.16
40	87.72	0.45	1.70	2.15
41	87.27	0.47	1.69	2.16
42	86.80	0.47	1.68	2.15
43	86.33	0.49	1.67	2.16
44	85.84	0.49	1.66	2.15
45	85.35	0.50	1.65	2.15
46	84.85	0.51	1.64	2.15
47	84.34	0.52	1.63	2.15
48	83.82	0.53	1.62	2.15
49	83.29	0.54	1.61	2.15
50	82.75	0.56	1.60	2.16
51	82.19	0.56	1.59	2.15
52	81.63	0.57	1.58	2.15
53	81.06	0.58	1.57	2.15
54	80.48	0.60	1.56	2.16
55	79.88	0.60	1.55	2.15
56	79.28	0.62	1.54	2.16
57	78.66	0.64	1.52	2.16

58	78.02	0.64	1.51	2.15
59	77.38	0.65	1.50	2.15
60	76.73	0.67	1.49	2.16
61	76.06	0.69	1.47	2.16
62	75.37	0.69	1.46	2.15
63	74.68	0.70	1.45	2.15
64	73.98	0.73	1.43	2.16
65	73.25	0.73	1.42	2.15
66	72.52	0.75	1.41	2.16
67	71.77	0.77	1.39	2.16
68	71.00	0.77	1.38	2.15
69	70.23	0.80	1.36	2.16
70	69.43	0.81	1.35	2.16
71	68.62	0.83	1.33	2.16
72	67.79	0.84	1.31	2.15
73	66.95	0.86	1.30	2.16
74	66.09	0.87	1.28	2.15
75	65.22	0.90	1.26	2.16
76	64.32	0.90	1.25	2.15
77	63.42	0.93	1.23	2.16
78	62.49	0.94	1.21	2.15
79	61.55	0.97	1.19	2.16
80	60.58	0.98	1.17	2.15
81	59.60	1.00	1.15	2.15
82	58.60	1.01	1.14	2.15
83	57.59	1.04	1.12	2.16
84	56.55	1.06	1.10	2.16
85	55.49	1.08	1.08	2.16
86	54.41	1.11	1.05	2.16
87	53.30	1.12	1.03	2.15
88	52.18	1.14	1.01	2.15
89	51.04	1.17	0.99	2.16
90	49.87	1.18	0.97	2.15
91	48.69	1.22	0.94	2.16
92	47.47	1.24	0.92	2.16
93	46.23	1.25	0.90	2.15
94	44.98	1.29	0.87	2.16
95	43.69	1.30	0.85	2.15
96	42.39	1.34	0.82	2.16
97	41.05	1.36	0.80	2.16
98	39.69	1.39	0.77	2.16
99	38.30	1.41	0.74	2.15
100	36.89	1.44	0.71	2.15
101	35.45	1.46	0.69	2.15
102	33.99	1.50	0.66	2.16
103	32.49	1.53	0.63	2.16
104	30.96	1.55	0.60	2.15
105	29.41	1.59	0.57	2.16
106	27.82	1.61	0.54	2.15
107	26.21	1.65	0.51	2.16
108	24.56	1.68	0.48	2.16

109	22.88	1.72	0.44	2.16
110	21.16	1.74	0.41	2.15
111	19.42	1.77	0.38	2.15
112	17.65	1.82	0.34	2.16
113	15.83	1.85	0.31	2.16
114	13.98	1.88	0.27	2.15
115	12.10	1.93	0.23	2.16
116	10.17	1.95	0.20	2.15
117	8.22	2.00	0.16	2.16
118	6.22	2.03	0.12	2.15
119	4.19	2.08	0.08	2.16
120	2.11	2.11	0.04	2.15
Total		$100.00	$158.46	$258.46

Below are the payout schedules for a $100 U-Note

Investment in UIC-5E

6 year (5.32% per annum)

Payment Number	U-Note Balance	Principal	Interest	Payout
1	$100.00	$3.56	$1.33	$4.89
2	96.44	3.61	1.28	4.89
3	92.83	3.66	1.23	4.89
4	89.17	3.70	1.19	4.89
5	85.47	3.76	1.14	4.90
6	81.71	3.81	1.09	4.90
7	77.90	3.86	1.04	4.90
8	74.04	3.91	0.98	4.89
9	70.13	3.96	0.93	4.89
10	66.17	4.02	0.88	4.90
11	62.15	4.06	0.83	4.89
12	58.09	4.13	0.77	4.90
13	53.96	4.17	0.72	4.89
14	49.79	4.24	0.66	4.90
15	45.55	4.28	0.61	4.89
16	41.27	4.35	0.55	4.90
17	36.92	4.41	0.49	4.90
18	32.51	4.46	0.43	4.89
19	28.05	4.53	0.37	4.90
20	23.52	4.58	0.31	4.89
21	18.94	4.64	0.25	4.89
22	14.30	4.70	0.19	4.89
23	9.60	4.77	0.13	4.90
24	4.83	4.83	0.06	4.89
Total		$100.00	$17.46	$117.46

7 Year (5.85% per annum)

Payment Number	U-Note Balance	Principal	Interest	Payout
1	$100.00	$2.92	$1.46	$4.38
2	97.08	2.96	1.42	4.38
3	94.12	3.00	1.38	4.38
4	91.12	3.05	1.33	4.38
5	88.07	3.09	1.29	4.38
6	84.98	3.14	1.24	4.38
7	81.84	3.18	1.20	4.38
8	78.66	3.23	1.15	4.38
9	75.43	3.28	1.10	4.38

10	72.15	3.32	1.06	4.38
11	68.83	3.37	1.01	4.38
12	65.46	3.42	0.96	4.38
13	62.04	3.47	0.91	4.38
14	58.57	3.52	0.86	4.38
15	55.05	3.57	0.81	4.38
16	51.48	3.63	0.75	4.38
17	47.85	3.68	0.70	4.38
18	44.17	3.73	0.65	4.38
19	40.44	3.79	0.59	4.38
20	36.65	3.84	0.54	4.38
21	32.81	3.90	0.48	4.38
22	28.91	3.96	0.42	4.38
23	24.95	4.01	0.36	4.37
24	20.94	4.06	0.31	4.37
25	16.88	4.13	0.25	4.38
26	12.75	4.18	0.19	4.37
27	8.57	4.25	0.13	4.38
28	4.32	4.32	0.06	4.38
Total		$100.00	$22.61	$122.61

8 Year (6.37% per annum)

Payment Number	U-Note Balance	Principal	Interest	Payout
1	$100.00	$2.42	$1.59	$4.01
2	97.58	2.46	1.55	4.01
3	95.12	2.50	1.51	4.01
4	92.62	2.54	1.47	4.01
5	90.08	2.58	1.43	4.01
6	87.50	2.62	1.39	4.01
7	84.88	2.66	1.35	4.01
8	82.22	2.70	1.31	4.01
9	79.52	2.74	1.27	4.01
10	76.78	2.79	1.22	4.01
11	73.99	2.83	1.18	4.01
12	71.16	2.88	1.13	4.01
13	68.28	2.92	1.09	4.01
14	65.36	2.97	1.04	4.01
15	62.39	3.02	0.99	4.01
16	59.37	3.06	0.95	4.01
17	56.31	3.11	0.90	4.01
18	53.20	3.17	0.85	4.02
19	50.03	3.21	0.80	4.01
20	46.82	3.27	0.75	4.02
21	43.55	3.33	0.69	4.02
22	40.22	3.37	0.64	4.01
23	36.85	3.43	0.59	4.02
24	33.42	3.49	0.53	4.02
25	29.93	3.53	0.48	4.01
26	26.40	3.60	0.42	4.02
27	22.80	3.65	0.36	4.01
28	19.15	3.71	0.30	4.01
29	15.44	3.76	0.25	4.01
30	11.68	3.83	0.19	4.02
31	7.85	3.89	0.13	4.02
32	3.96	3.96	0.06	4.02
Total		$100.00	$28.41	$128.41

9 Year (6.44% per annum)

Payment Number	U-Note Balance	Principal	Interest	Payout
1	$100.00	$2.07	$1.61	$3.68
2	97.93	2.10	1.58	3.68
3	95.83	2.14	1.54	3.68
4	93.69	2.17	1.51	3.68
5	91.52	2.21	1.47	3.68
6	89.31	2.24	1.44	3.68
7	87.07	2.28	1.40	3.68
8	84.79	2.31	1.37	3.68
9	82.48	2.35	1.33	3.68
10	80.13	2.39	1.29	3.68
11	77.74	2.43	1.25	3.68
12	75.31	2.47	1.21	3.68
13	72.84	2.51	1.17	3.68
14	70.33	2.55	1.13	3.68
15	67.78	2.59	1.09	3.68
16	65.19	2.63	1.05	3.68
17	62.56	2.67	1.01	3.68
18	59.89	2.72	0.96	3.68
19	57.17	2.76	0.92	3.68
20	54.41	2.80	0.88	3.68
21	51.61	2.85	0.83	3.68
22	48.76	2.89	0.79	3.68
23	45.87	2.95	0.74	3.69
24	42.92	3.00	0.69	3.69
25	39.92	3.04	0.64	3.68
26	36.88	3.10	0.59	3.69
27	33.78	3.14	0.54	3.68
28	30.64	3.19	0.49	3.68
29	27.45	3.24	0.44	3.68
30	24.21	3.29	0.39	3.68
31	20.92	3.35	0.34	3.69
32	17.57	3.41	0.28	3.69
33	14.16	3.45	0.23	3.68
34	10.71	3.52	0.17	3.69
35	7.19	3.56	0.12	3.68
36	3.63	3.63	0.06	3.69
Total		$100.00	$32.55	$132.55

10 Year (6.58% per annum)

Payment Number	U-Note Balance	Principal	Interest	Payout
1	$100.00	$1.78	$1.65	$3.43
2	98.22	1.81	1.62	3.43
3	96.41	1.84	1.59	3.43
4	94.57	1.87	1.56	3.43
5	92.70	1.91	1.52	3.43
6	90.79	1.94	1.49	3.43
7	88.85	1.97	1.46	3.43
8	86.88	2.00	1.43	3.43
9	84.88	2.03	1.40	3.43
10	82.85	2.07	1.36	3.43
11	80.78	2.10	1.33	3.43
12	78.68	2.14	1.29	3.43
13	76.54	2.17	1.26	3.43

14	74.37	2.21	1.22	3.43
15	72.16	2.24	1.19	3.43
16	69.92	2.28	1.15	3.43
17	67.64	2.32	1.11	3.43
18	65.32	2.36	1.07	3.43
19	62.96	2.39	1.04	3.43
20	60.57	2.43	1.00	3.43
21	58.14	2.48	0.96	3.44
22	55.66	2.51	0.92	3.43
23	53.15	2.57	0.87	3.44
24	50.58	2.60	0.83	3.43
25	47.98	2.65	0.79	3.44
26	45.33	2.68	0.75	3.43
27	42.65	2.74	0.70	3.44
28	39.91	2.78	0.66	3.44
29	37.13	2.82	0.61	3.43
30	34.31	2.88	0.56	3.44
31	31.43	2.91	0.52	3.43
32	28.52	2.97	0.47	3.44
33	25.55	3.01	0.42	3.43
34	22.54	3.07	0.37	3.44
35	19.47	3.11	0.32	3.43
36	16.36	3.17	0.27	3.44
37	13.19	3.21	0.22	3.43
38	9.98	3.28	0.16	3.44
39	6.70	3.32	0.11	3.43
40	3.38	3.38	0.06	3.44
Total		$100.00	$37.31	$137.31

The record date is the first day of the month preceding the related due date for the crediting of principal and interest on the notes in the holder’s U-Haul Investors Club account.   If any date for the crediting of principal and interest into a holder’s U-Haul Investors Club account, including the maturity date, falls on a day that is not a business day, the required crediting of principal and interest on the notes shall be due and made on the next day constituting a business day.

Additional Issuances

AMERCO may not create or issue additional notes secured by the Collateral unless it obtains the consent of holders of at least 51% of the principal amount of the outstanding notes.    However, AMERCO intends to offer additional securities through the U-Haul Investors Club simultaneously with this offering and in the future, including securities that are secured by assets owned by AMERCO or its subsidiaries other than the Collateral, which it may do in its sole discretion and without the consent of the holders of the notes.

Ranking

The notes are the obligations of AMERCO only.  The notes are not being guaranteed by any of AMERCO’s subsidiaries, and therefore will effectively be structurally subordinated to the claims of existing and future creditors of AMERCO’s subsidiaries, including U-Haul.  Other than with respect to the

Collateral, the notes rank equally in right of payment with any existing and future unsecured indebtedness of AMERCO.

Optional Redemption

The notes or any sub-series or other portion thereof may be redeemed by AMERCO in its sole discretion at any time, in whole or in part on a pro rata basis or on any other basis as determined by AMERCO in its sole discretion, without penalty, premium or fee, at a price equal to 100% of the principal amount then outstanding, plus accrued and unpaid interest, if any, through the date of redemption. In the event of a redemption, AMERCO will cause notices of redemption to be emailed, to the email address associated with your account, at least 10 but not more than 30 days before the redemption date to each applicable registered holder of notes.  However, AMERCO is under no obligation to redeem the notes in whole or in part, under any circumstances.  Accordingly, investors must be prepared to hold the notes until the respective maturity date.

Security Interest and Initial Collateral

The obligations of AMERCO with respect to the notes are initially secured by a first-priority lien on the Initial Collateral.  The Initial Collateral is being pledged and/or mortgaged, as applicable, by the Owner to the trustee (or the trustee’s agent, nominee or nominee mortgagee or titleholder) for the benefit of the holders, pursuant to the financing documents.

Substitution of Collateral

AMERCO has the right, in its sole discretion, to voluntarily substitute or to cause one or more affiliates or third parties to substitute any assets (the “Replacement Collateral”) for all or part of the Collateral that from time to time secures the notes, including the Initial Collateral and any Replacement Collateral (the “Collateral”), provided that the value of the Replacement Collateral is at least 100% of the value of the Collateral that is released at the time of substitution (the “Released Collateral”) and provided further that the owner of such Replacement Collateral promptly enters a separate pledge and security agreement, substantially in the form of the pledge agreement, and executes such other documents and instruments as may be necessary or appropriate to grant to the trustee, for the benefit of the holders, a first-priority lien on such Replacement Collateral.  In connection with any substitution of Collateral, the value of the Replacement Collateral and the Released Collateral is determinable by AMERCO in its sole discretion, and no appraisal will be prepared by us or on our behalf in this regard.  AMERCO is permitted to make an unlimited number of Collateral substitutions.

AMERCO may make a substitution of Collateral by delivering a written certificate to the trustee executed by an officer of AMERCO which contains (i) a description of the Replacement Collateral, (ii) a statement that such Replacement Collateral has been pledged by the owner thereof to the trustee, for the benefit of the holders, pursuant to the financing documents, (iii) a description of the Released Collateral and (iv) a certification by AMERCO that the value of the Replacement Collateral is at least 100% of the value of the Released Collateral.  Upon the trustee’s receipt of such notice, the Replacement Collateral will be deemed “Collateral”, and the Released Collateral will be released from the first-priority lien thereon and will no longer be subject to the terms of the financing documents.  The trustee shall have no duty to evaluate the determination made in such certificate and shall be allowed to conclusively rely on such certificate from AMERCO.

Notwithstanding the foregoing, Collateral which is the subject of attrition, including casualty, theft (to the extent the Collateral includes equipment) and condemnation or threatened condemnation (to the extent the Collateral includes real property), may be released from the lien and will not be substituted. In such event, AMERCO is not obligated to pay down or redeem any notes, whether with condemnation proceeds, casualty insurance proceeds or otherwise.

Perfection of Security Interest in the Collateral

The financing documents require AMERCO to file, or cause the filing of, such documents and instruments, in all appropriate jurisdictions and recording offices, as are necessary or appropriate to perfect and protect the trustee’s first-priority lien on the Collateral.

Use and Release of Collateral

Unless an Event of Default has occurred and is continuing, and the trustee shall have commenced an enforcement of remedies under the financing documents, AMERCO and its subsidiaries, including U-Haul, have the right to:

  remain in possession and retain exclusive control of the Collateral;
  freely operate the Collateral, including, without limitation, by integrating the Collateral into the U-Haul system and using it or renting it to customers, as the case may be, in the ordinary course of business; and
  collect, invest and dispose of any income thereon, which income will not constitute part of the Collateral.

Release of Collateral.  The financing documents provide that the first-priority lien on the Collateral with respect to the notes or any sub-series or other portion thereof will automatically be released, whether in full or incrementally, as the case may be, upon (1) satisfaction of all of AMERCO’s obligations with respect to the applicable notes, sub-series of the notes or other portion thereof, whether due to a scheduled repayment in full or a redemption; or (2) discharge, legal defeasance or covenant defeasance of AMERCO’s obligations with respect to the applicable notes or sub-series or other portion thereof, as described below under “Discharge, Defeasance and Covenant Defeasance”.

Further Assurances; After Acquired Collateral

The financing documents provide that AMERCO shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper, or which the trustee may reasonably request, to evidence, perfect, maintain and enforce the first-priority lien on the Collateral and the benefits intended to be conferred thereby, and to otherwise effectuate the provisions or purposes of, the financing documents.

Upon the acquisition by the Company after the issue date of (1) any after-acquired assets, including, but not limited to, any after-acquired equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the Collateral, or (2) any proceeds (as defined in the UCC of any relevant jurisdiction) from a sale or other disposition of the Collateral, AMERCO shall execute and deliver, to the extent required, any information, documentation, financing statements or other certificates as may be necessary to vest in the trustee a perfected security interest, subject only to Permitted Liens, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of the financing documents relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

Change of Control, Merger, Consolidation or Sale of Assets

The holders of the notes do not have the right to require AMERCO to repurchase the notes in connection with a change of control of the Company, a merger of the Company, a consolidation of the Company or the sale of all or substantially all of the assets of the Company or its subsidiaries, to or with any Person.

Covenants

The covenants with respect to the notes consist of the following:

Maintenance of first-priority lien on the Collateral.  So long as any of the notes are outstanding, AMERCO and Owner are required to maintain, subject to Permitted Liens and to collateral substitutions as provided herein, and may not take any action to negate, the first-priority lien on the Collateral or the benefits intended to be conferred thereby. Notwithstanding the foregoing, Collateral which is the subject of attrition, including casualty, theft (to the extent the Collateral includes equipment) and condemnation or threatened condemnation (to the extent the Collateral includes real property), may be released from the lien and will not be substituted.

Prohibition of additional liens on the Collateral.  Neither AMERCO nor Owner is permitted to incur any Lien of any nature whatsoever on the Collateral, other than the first-priority lien pursuant to the financing documents and Permitted Liens.

Events of Default, Waiver and Notice

The events of default with respect to the notes (each, an “Event of Default”), consist of the following:

Nonpayment.  The default in the crediting of principal or interest when due to a holder’s U-Haul Investors Club account, and the continuance of such default for a period of 30 days.

Failure to maintain first-priority lien on the Collateral.  Failure by the Company or Owner to maintain the first-priority Lien on the Collateral, subject to Permitted Liens, continued for 90 days after written notice thereof to the Company from the trustee or to the Company and the trustee from the holders of at least 51% in principal amount of the outstanding notes, specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” pursuant to the financing documents.

Incurrence of additional Liens on the Collateral.  The incurrence by the Company, Owner or any of their respective affiliates of any additional Lien on the Collateral, other than Permitted Liens and the  Lien pursuant to the financing documents, continued for 90 days after written notice thereof to the Company from the trustee or to the Company and the trustee from the holders of at least 51% in principal amount of the outstanding notes, specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” pursuant to the financing documents.

If an Event of Default under the indenture supplement or pledge agreement occurs and is continuing, then the trustee, on behalf of the holders, if it has notice or actual knowledge of such Event of Default, has the right to declare the principal amount of the notes outstanding to be due and payable immediately by written notice to AMERCO and to the servicer.  A default or Event of Default under the notes does not cause, and is not caused by, a default or event of default under any other notes issued pursuant to the U-Haul Investors Club.

Waiver.  The indenture provide that the holders of not less than 51% in principal amount of the outstanding notes may waive any past Default with respect to the notes and its consequences, except a Default in the crediting of the principal and interest due on the notes.

Notice.  The trustee is required, but only to the extent the trustee has notice or knowledge of such Default, to give notice to the holders of the notes within 90 days of a Default, unless the Default has been cured or waived; but the trustee may withhold notice of any Default, except a Default in the crediting of the principal of, or premium, if any, or interest on the notes, if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.

The holders of the notes may not institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy under the indenture, except in the case of failure of the trustee, for 60 days, to act after the trustee has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 51% in principal amount of the outstanding notes, as well as an offer of indemnity satisfactory to the trustee, and provided that no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority of the outstanding notes. However, no holder of notes is prohibited from instituting suit for the enforcement of payment of the principal of and interest on the notes when due.

The trustee is not under any obligation to exercise any of its rights or powers under the financing documents at the request or direction of any holders of the notes outstanding under the indenture, unless the holders offer to the trustee security or indemnity that is satisfactory to it. Subject to such provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, and to exercise any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction that is in conflict with any law or the indenture that may involve the trustee in personal liability or may be unduly prejudicial to the holders of the notes not joining in the direction.

Modifications

Modification of the indenture.  With the consent of the holders of not less than 51% of the principal amount of all outstanding notes, AMERCO may enter into supplemental indentures with the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders of the notes.  However, no modification or amendment may, without the consent of each holder of notes:

  extend the time of crediting of principal and interest on the notes;
  reduce the principal amount of, or the rate or amount of interest on, the notes;
  impair the right to institute suit for the enforcement of any payment on or with respect to the notes; or
  reduce the percentage of outstanding notes necessary to modify or amend the indenture, to waive compliance with specific provisions of or certain defaults and consequences under the indenture, or to reduce the quorum or voting requirements set forth in the indenture.

AMERCO and the trustee may modify and amend the indenture without the consent of any holder of notes for any of the following purposes:

  to evidence the succession of another Person to AMERCO as obligor under the indenture;
  to add to other covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon AMERCO, Owner, or their respective affiliates, as provided in the financing documents;
  to add events of default for the benefit of the holders of the notes;
  to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize specific terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that the action will not adversely affect the interests of the holders of the notes in any material respect;
  to change or eliminate any provisions of the indenture, if the change or elimination becomes effective only when there are no debt securities outstanding of any series created prior to the change or elimination that are entitled to the benefit of the changed or eliminated provision;

  to establish the form or terms of debt securities of any series and any related coupons;
  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;
  to cure any ambiguity or correct any inconsistency in the indenture provided that the cure or correction does not adversely affect the holders of the notes;
  to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of the notes, provided that the supplement does not adversely affect the interests of the holders of the notes in any material respect;
  to add to, delete from or revise the conditions, limitations or restrictions on issue, authentication and delivery of the notes;
  to conform any provision in the indenture to the requirements of the Trust Indenture Act; or
  to make any change that does not adversely affect the legal rights under the indenture of any holder of notes.

In determining whether the holders of the requisite principal amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of the notes, the principal amount of the notes that is deemed to be outstanding will be the amount of the principal that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of the notes.

The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an officers’ certificate and an opinion of counsel to the effect that the execution of any such amendment or modification is authorized or permitted pursuant to the financing documents and has been duly authorized, executed and delivered by, and is a valid, binding and enforceable obligation of, the Company, subject to customary exceptions, and that all conditions precedent under the financing documents, if any, have been satisfied.

Discharge, Defeasance and Covenant Defeasance

Discharge.  AMERCO can discharge specific obligations to holders of the notes or any sub-series thereof (1) that have not already been delivered to the trustee for cancellation and (2) that either have become due and payable or will, within one year, become due and payable, by irrevocably depositing with the trustee, in trust, money or funds certified to be sufficient to pay when due the principal of and interest on the notes.

Defeasance and covenant defeasance.  AMERCO may elect either:

  defeasance, which means AMERCO elects to defease and be discharged from any and all obligations with respect to any sub-series of the notes, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the notes and to hold moneys for payment in trust; or
  covenant defeasance, which means AMERCO elects to be released from its obligations with respect to any sub-series of the notes under specified sections of the indenture relating to covenants, and any omission to comply with its obligations will not constitute an Event of Default with respect to such sub-series of the notes;

in either case upon the irrevocable deposit by AMERCO with the trustee, in trust, of an amount, in currency or currencies or government obligations, or both, sufficient without reinvestment to make scheduled payments of the principal of and interest on the applicable sub-series of the notes, when due, whether at maturity or otherwise.

A trust is only permitted to be established if, among other things:

  AMERCO has delivered to the trustee an opinion of counsel, as specified in the indenture, to the effect that the holders of the applicable sub-series of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture;
  no Event of Default or Default has occurred;
  the defeasance or covenant defeasance will not result in a breach or violation of, or constitute a Default under, the indenture or any other material agreement or instrument to which AMERCO is a party or by which AMERCO is bound; and
  AMERCO has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance or covenant defeasance have been complied with.

In general, if AMERCO elects covenant defeasance with respect to a sub-series of the notes and payments on such sub-series of the notes are declared due and payable because of the occurrence of an Event of Default, the amount of money and/or government obligations on deposit with the applicable trustee would be sufficient to pay amounts due on such notes at the time of their stated maturity, but may not be sufficient to pay amounts due on such notes at the time of the acceleration resulting from the Event of Default. In that case, AMERCO would remain liable to make payment of the amounts due on such notes at the time of acceleration.

Trustee

U.S. Bank National Association is the trustee under the indenture, and is a party under the other financing documents; provided, however, the trustee has the right to appoint an agent or nominee to be named as mortgagee or nominee titleholder for the benefit of the noteholders under the financing documents.

Servicer

AMERCO’s subsidiary, U-Haul International, Inc., or its designee, is the servicing agent with respect to the notes (the “servicer”).  In this capacity, among other duties, the servicer is responsible for crediting principal and interest to the U-Haul Investors Club accounts of each holder, performing recordkeeping and registrar services, perfecting and maintaining the first-priority lien on the Collateral in favor of the trustee for the benefit of the holders subject to Permitted Liens, and electronically receiving and delivering all documents, statements, tax documents and communications related to the offering, the notes and the U-Haul Investors Club.

No Personal Liability of Directors, Officers, Employees or Stockholders

No director, officer, employee or stockholder of AMERCO or any of its subsidiaries will have any liability for any obligations of AMERCO or any of its subsidiaries under the notes or any of the financing documents or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each holder of the notes, by accepting a note, waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the notes.  Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Arbitration

       The financing documents provide that in the event that we, on the one hand, and one or more of the holders, or the trustee on behalf of one or more of the holders, on the other hand, are unable to resolve any dispute, claim or controversy between them related to the financing documents or the U-Haul Investors Club, as applicable, such parties agree to submit such dispute to binding arbitration.  However, such arbitration requirement shall not apply in cases where the dispute is between (i) the trustee and us (other than with respect to when the trustee is acting on behalf of one or more of the holders), (ii) the trustee and one or more of the holders, or (iii) the trustee and any third party.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the internal laws of the State of New York.

Form of Notes

AMERCO is issuing the notes in uncertificated book-entry form only.  AMERCO is not issuing physical certificates for the notes.

The laws of some states in the United States may require that certain Persons take physical delivery in definitive, certificated form.  AMERCO reserves the right to issue certificated notes only if AMERCO determines not to have the notes held solely in book-entry form.

AMERCO, the servicer and the trustee will treat holders of notes in whose names the notes are registered as of the record date as the owners thereof for purposes of receiving credits of principal and interest due on the notes and for any and all other purposes whatsoever with respect to the notes.

Restrictions on Transfer

The notes are not transferable except between members of the U-Haul Investors Club through privately negotiated transactions relating exclusively to non-qualified (non-retirement/non IRA) accounts, as to which neither AMERCO, the servicer, the trustee, nor any of their respective affiliates will have any involvement.  In addition, the notes will not be listed on any securities exchange, there is no anticipated public market for the notes, and it is unlikely that a secondary “over-the-counter” market for the notes will develop between bond dealers or bond trading desks at investment houses.  Therefore, you must be prepared to hold your notes until the maturity date.  Transfers of the notes held in qualified accounts are not permissible, other than transfers constituting Required Minimum Distributions (RMD).  The notes are not a liquid investment. If you believe you will need access to the funds you are otherwise planning on investing in notes prior to the stated maturity date of such notes, then you should not invest in the notes at this time.

No Sinking Fund

The notes are fully amortizing and will not have the benefit of a sinking fund.

Certain Definitions

“Business day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York, Chicago, Illinois or Phoenix, Arizona.

“Collateral” has the meaning set forth in “Description of Notes – Substitution of Collateral”.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Event of Default” has the meaning set forth in “Description of Notes – Events of Default, Waiver and Notice”.

“Financing documents” means the base indenture, the indenture supplement and the pledge and security agreement, any other instruments and documents executed and delivered pursuant to the foregoing documents as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which, among other things, the Collateral is pledged, assigned or granted to or on behalf of the trustee for the benefit of the holders.

“Initial Collateral” has the meaning set forth in “The Offering” summary table.

“Issue date” means five business days following our receipt and acceptance of investor subscriptions with respect to any sub-series of the notes in the aggregate principal amount of up to $100 for such sub-series, or at such other time as AMERCO determines in its sole discretion.  Interest on issued notes shall commence to accrue on the issue date.

“Holder” or “noteholder” means the Person in whose name a note is registered on the books of servicer, who shall serve as the registrar and paying agent with regard to the notes.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing; provided that in no event shall an operating lease be deemed to constitute a Lien.

“notes” means the debt securities of the Company issued pursuant to the indenture and the indenture supplement in an aggregate principal amount of up to $17,229,200, to be issued in sub-series, as provided herein.

“Obligations” means, with respect to any indebtedness under the notes, all obligations for principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including in respect of letters of credit), and other amounts payable pursuant to the documentation governing such indebtedness.

“Owner” means the applicable subsidiary of AMERCO which is the legal and beneficial owner of the Collateral.

“Permitted Liens” means Liens in favor of carriers, warehousemen, mechanics, suppliers, repairmen, materialmen and landlords and other similar Liens imposed by law, in each case for sums not overdue or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against the Company.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal” of a note means the principal of such note, plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

“Record date” means the first day of the month preceding the related due date for the crediting of principal and interest on the notes.

“Replacement Collateral” has the meaning set forth in “Description of Notes – Substitution of Collateral”.

“Released Collateral” has the meaning set forth in “Description of Notes – Substitution of Collateral”.

“SEC” means the U.S. Securities and Exchange Commission.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“trustee” means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

“UCC” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

U-HAUL INVESTORS CLUB™

Overview

The offering of the notes is structured as a subscription offering.  This means AMERCO is offering you the opportunity to subscribe to purchase notes, which AMERCO may accept or reject.  In order to subscribe to purchase notes, you must become a member of the U-Haul Investors Club and follow the instructions available on our website at uhaulinvestorsclub.com. As notes are offered, prospective investors shall have the opportunity to select the sub-series of notes for which such prospective investor is subscribing.

Membership Application

In order to become a member of the U-Haul Investors Club (a “member”) you must first submit a membership application online.  A member of the U-Haul Investors Club must:

  with respect to natural persons, be of at least 18 years of age and be a U.S. resident with a valid social security number;

  with respect to entities, be a corporation, partnership, limited partnership, trust, limited liability company or any other entity, organized under the laws of a United States jurisdiction and have a valid tax identification number or social security number;

  have an email account and a U.S. bank account;

  link such member’s U.S. bank account to such member’s U-Haul Investors Club account;

  be comfortable using the Internet and investing in a self-directed manner; and

  agree to other specified terms and conditions of membership in the U-Haul Investors Club, including electronic receipt and delivery of all documents, statements and communications related to the offering, the notes and the U-Haul Investors Club online, as well as the obligation to arbitrate resolution of any and all disputes that arise, and a waiver of class action claims.

If your membership application is accepted, AMERCO will notify you by email and a password-protected U-Haul Investors Club account will be created.

Subscription Agreement and Process

Once you are a member of the U-Haul Investors Club, in order to subscribe to purchase notes you must submit a subscription offer online.  In the subscription offer, you will designate the maximum principal amount of notes, and the applicable sub-series, that you are willing to purchase.  The minimum amount of notes that you can subscribe to purchase is $100, and you may only subscribe to purchase a principal amount of notes in an integral multiple of $100 (e.g., $100, $200, $300, etc.).  Unless otherwise determined by AMERCO, there is no maximum amount of notes that you can subscribe to purchase.

AMERCO reserves the right to accept or reject your subscription to purchase notes, in whole or in part, and in its sole discretion, for any reason.

Revocability of Subscription to Purchase Notes

Your subscription to purchase notes in any sub-series is revocable until AMERCO closes the offering.  Upon the closing of the offering, your subscription to purchase notes for such sub-series shall be irrevocable.  The anticipated offering closing date for each sub-series of the notes is or will be identified on the uhaulinvestorsclub.com website; however, such date is subject to change at AMERCO’s sole discretion.  To the extent AMERCO changes the anticipated closing date, the uhaulinvestorsclub.com website will be updated to reflect such changed date.  It is recommended that prospective investors periodically check the uhaulinvestorsclub.com website for any changes in the anticipated closing date.

Issuance of Notes

Notes will be issued within five business day following our receipt and acceptance of investor subscriptions with respect to any sub-series of the notes in the aggregate principal amount of up to $100 for such sub-series, or at such other time as AMERCO determines in its sole discretion.  Interest shall on issued notes commence to accrue on the issue date. Such note issuance will be in uncertificated book-entry format only.  Servicer will register the notes in the names of these members on servicer’s books and records.

U-Haul Investors Club Member Accounts

In order to subscribe to purchase notes, a member must have sufficient funds in its U-Haul Investors Club account.  In order to fund its U-Haul Investors Club account, such account must be linked to such member’s outside U.S. bank account and funds must be transferred from the linked bank account to the U-Haul Investors Club account, using the Automated Clearing House, or ACH, network. Funds are considered available in the member’s U-Haul Investors Club account a minimum of three business days after such member initiates the ACH transfer.  U-Haul Investors Club accounts are record-keeping subaccounts of a bank account maintained by servicer (referred to herein as the “investment account”) with a third party financial institution, and reflect balances and transactions with respect to each member of the U-Haul Investors Club. The servicer administers the investment account and maintains the sub-accounts for each member of the U-Haul Investors Club.  These record-keeping sub-accounts, which we refer to as “U-Haul Investors Club accounts”, are purely administrative.  U-Haul Investors Club members have no direct relationship with the financial institution at which the investment account is maintained, or any successor thereto, by virtue of becoming a member of and participating in the U-Haul Investors Club.  Funds in the investment account will always be maintained by the servicer at an FDIC member financial institution.

How to Remove Funds from Your U-Haul Investors Club Account

Uninvested funds in each member’s U-Haul Investors Club account may remain in the respective U-Haul Investors Club accounts indefinitely and do not earn interest, and may include funds never committed by the member to the purchase of notes.  Upon request by the member through the U-Haul Investors Club website, AMERCO will transfer, or will cause the servicer to transfer, U-Haul Investors Club account funds to the member’s linked U.S. bank account by ACH transfer, provided such funds are not already committed to the purchase of notes.  It may take up to five business days for funds to transfer from a member’s U-Haul Investors Club account to such member’s linked U.S. bank account.  However, in order to ensure that sufficient funds are available in a member’s U-Haul Investors Club account, with respect to funds ACH transferred into the member’s U-Haul Investors Club account from its linked bank account, there will be a thirty (30) day hold before such funds are eligible for ACH transfer to such member’s linked bank account.

Principal and Interest; Servicing of the Notes

Each holder will have the principal and interest due on the notes credited to such holder’s U-Haul Investors Club account.  The notes are being exclusively serviced by the servicer, which means, among other things, that the servicer is responsible for performing recordkeeping and registrar services with respect to the notes, and electronically receiving and delivering all documents, statements and communications related to the offering, the notes and the U-Haul Investors Club.  Each member is permitted one free ACH transfer initiation per week (Sunday through Saturday) from such member’s U-Haul Investors Club account to such member’s linked U.S. bank account.  Additional transfers may be subject to a $1.00 per transaction charge.  The trustee has no duty, responsibility or liability with respect to the transfer, registration or payments on the notes.

Transfer of Notes

The notes will not be listed on any securities exchange, and there is no public market for the notes.  Therefore, you must be prepared to hold your notes until the maturity date.  The notes are not transferable except between members of the U-Haul Investors Club through privately negotiated transactions relating exclusively to non-qualified (non-retirement/non IRA) accounts, as to which neither AMERCO, the servicer, the trustee, nor any of their respective affiliates will have any involvement.  Transfers of the notes held in qualified accounts are not permissible, other than transfers constituting Required Minimum Distributions (RMD).  In the event you sell or transfer your note, you must notify servicer, and there will be assessed to the transferor a $25.00 per transaction registrar transfer fee. Such registrar transfer fee will be automatically deducted from the note transferor’s U-Haul Investors Club account.   There can be no assurance that a holder desiring to sell its notes will be able to find a buyer in any privately negotiated transaction, or that even if such a buyer is located by a holder, that such buyer would be willing to pay a price equal to the outstanding principal balance due on such note.

U-Haul Investors Club Fees

There are no fees to join the U-Haul Investors Club or to maintain a membership, and there are no commissions on the purchases of notes. In addition to the $25.00 registrar transfer fee noted above, non-routine requests made in connection with your notes may lead to additional fees, subject to your prior approval.  Such fees will be automatically deducted from the funds in your U-Haul Investors Club account.

Electronic Communication

By participating in the offering, members of the U-Haul Investors Club agree to receive and submit all documents, statements, records and notices, and tax documents including IRS Form 1099s, electronically through the U-Haul Investors Club website and their U-Haul Investors Club accounts.  Each member is responsible for keeping its U-Haul Investors Club account contact information up-to-date with the servicer.  The notes are maintained in book-entry form, with AMERCO.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date hereof and all of which are subject to differing interpretations or change. Any such change may be applied retroactively and may adversely affect the U.S. federal tax consequences described in this prospectus supplement. This summary addresses only tax consequences to investors that purchase the notes at initial issuance for the “issue price” and own the notes as “capital assets” within the meaning of the Code and not as part of a “straddle” or a “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment.

This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as insurance companies, banks, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, holders subject to the alternative minimum tax, partnerships or other pass-through entities (or investors in such entities), securities dealers, expatriates or United States persons whose functional currency for tax purposes is not the U.S. dollar). We have not and do not intend to seek a ruling from the Internal Revenue Service, or the “IRS”, with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below.

If any entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding notes should consult its tax advisers with respect to the tax treatment of holding notes through the partnership.

Persons considering the purchase of the notes should consult their tax advisers concerning the application of the U.S. federal income, estate and gift tax laws to their particular situations as well as any tax consequences of the purchase, ownership and disposition of the notes arising under the laws of any state, local, foreign or other taxing jurisdiction.

U.S. Holders

Only U.S. Holders are permitted to beneficially own the notes.  For purposes of this discussion, a “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

  an individual who is a citizen or resident of the United States;
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, or a partnership, limited liability company, trust, custodial account and other entities created or organized in or under the laws of the United States or any state or political subdivision thereof or therein (including the District of Columbia);
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or
  a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or that was a domestic trust for U.S. federal income tax purposes on August 19, 1996, and has elected to continue to be treated as a domestic trust.

Therefore, the remainder of this discussion assumes that the notes are purchased, owned and disposed of only by U.S. Holders.

Treatment of U-Haul Investors Club Membership

The U-Haul Investors Club should not be treated as an unincorporated organization carrying on a business, financial operation, or venture and should not be classified as a partnership for U.S. federal income tax purposes.  Each investor purchasing notes is required to complete a note subscription offer and provide a linked U.S. bank account to pay for the notes, with each investor purchasing notes making an investment decision separate from other investors’ purchases of notes.

Treatment of Interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest accrues or is paid in accordance with the U.S. Holder’s method of tax accounting.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts attributable to accrued and unpaid interest, which will be treated as ordinary interest income if not previously included in income) and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note will initially be, in general, the cost of the note to the U.S. Holder. Gain or loss realized on the sale, exchange, retirement or redemption of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, retirement or redemption the note has been held for more than one year. Certain preferential tax rates may apply to gain recognized as long-term capital gain. A U.S. Holder’s ability to deduct capital losses is subject to limitations.

Information Reporting Requirements and Backup Withholding

When required, the servicer will report to the U.S. Holders of the notes and the IRS amounts of interest paid on or with respect to the notes and the amount of any tax withheld from such payments. Certain non-corporate U.S. Holders may be subject to backup withholding (currently at a rate of 28%) if the U.S. Holder: fails to furnish its taxpayer identification number, or TIN, in the required manner; furnishes an incorrect TIN; is subject to backup withholding because the U.S. Holder has failed to properly report payments of interest and dividends; or fails to establish an exemption from backup withholding.

Backup withholding is not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

Circular 230

TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) THE FOREGOING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE, AND CANNOT BE, RELIED UPON FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS INCLUDED HEREIN BY US IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

PLAN OF DISTRIBUTION

The notes are offered in the United States only and only to U.S. Holders.  See “Material U.S. Federal Income Tax Consequences” on page S-42 of this prospectus supplement for the definition of “U.S. Holders”.  The notes are offered on a continuing basis until AMERCO closes the offering, and the notes will be offered by AMERCO or its affiliates directly to the public. There is presently anticipated to be no underwriter, broker, dealer or placement agent for the notes, and it is presently anticipated that no commissions will be paid to any third parties in connection with the offering.

LEGAL MATTERS

The validity of the notes offered by this prospectus supplement will be passed upon by AMERCO.

EXPERTS

The consolidated financial statements and schedules of AMERCO and consolidated subsidiaries as of March 31, 2015 and 2014 and for each of the three years in the period ended March 31, 2015, and management’s assessment of the effectiveness of AMERCO’s internal control over financial reporting as of March 31, 2015, appearing in AMERCO’s Annual Report on Form 10-K for the year ended March 31, 2015, incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Debt Securities

Common Stock
Preferred Stock

By this prospectus, we may offer from time to time: debt securities; common stock; and preferred stock.

When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the price of the securities. You should read this prospectus and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that further describes the securities being delivered to you.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our common stock is listed for trading on the NASDAQ Global Select Market under the symbol “UHAL.” We have not yet determined whether any of the securities that may be offered by this prospectus will be listed on any exchange, or included in any inter-dealer quotation system or over-the-counter market. If we decide to seek the listing or inclusion of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on or in which the securities will be listed or included.

Investing in our securities involves risks. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.”

____________________

Investing in our securities involves certain risks.  See “Risk Factors” beginning on Page 5 of this prospectus and in the applicable prospectus supplement for certain risks you should consider.  You should carefully read the entire prospectus before you invest in our securities.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

____________________

January 17, 2014

TABLE OF CONTENTS

About This Prospectus	1
About AMERCO	3
Risk Factors	4
Note Regarding Forward-Looking Statements	4
Description of Securities	5
Use of Proceeds	5
Ratio of Earnings to Fixed Charges	5
Plan of Distribution	6
Legal Matters	7
Experts	7
Incorporation of Certain Information by Reference	7
Where You Can Find More Information	8

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared or authorized by us.  Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us.  Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that AMERCO has filed with the Securities and Exchange Commission, or the SEC, utilizing the “shelf” registration process for the offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act.  Under the shelf registration process, we may, over time, sell any combination of securities described in this prospectus.

This prospectus provides you with a general description of the securities that AMERCO may offer hereunder.  Each time AMERCO sells a type or series of securities, it will provide a prospectus supplement that will contain specific information about the offering and the terms of the particular securities offered.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information.”

In each prospectus supplement, we will include the following information:

  designation or classification;

  the aggregate principal amount or aggregate offering price of securities that we propose to sell;

  with respect to debt securities, the maturity;

  original issue discount, if any;

  the rates and times of payment of interest, dividends or other payments, if any;

  redemption, conversion, exchange, settlement or sinking fund terms, if any;

  ranking;

  restrictive covenants, if any;

  the names of any underwriters, agents or dealers to or through which the securities will be sold;

  any compensation of those underwriters, agents or dealers;

  information about any securities exchanges or automated quotation systems on which the securities will be listed or traded or the fact that such securities will not be listed or traded on any exchange;

  any risk factors applicable to the securities that we propose to sell;

  important federal income tax considerations; and

  any other material information about the offering and sale of the securities.

A prospectus supplement may include a discussion of risks or other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More

Information.” This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC’s public reading room mentioned under the heading “Where You Can Find More Information.”

We have not authorized any broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and the accompanying prospectus supplement speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

We may sell the securities directly to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

  the names of those underwriters or agents;

  applicable fees, discounts and commissions to be paid to them;

  details regarding over-allotment options, if any; and

  the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

If we issue preferred stock, we will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designations relating to that series. If we issue preferred stock, we will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designations that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplement related to any series of preferred stock we may offer, as well as the complete certificate of designations that contains the terms of the applicable series of preferred stock.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness.  Additionally, we may issue common and/or preferred stock from time to time.  Any such issuance of equity securities may cause the dilution of our existing outstanding equity securities.

If we issue debt securities, they will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. If we issue preferred stock, it will be issued pursuant to a certificate of designation of the rights and preferences of such securities, to the extent and in the manner described in such document.  We urge you to read the prospectus supplement related to the series of debt securities or equity securities being offered, as the case may be, as well as the complete indenture that contains the terms of the debt securities (which will include a supplemental indenture) and the complete preferred stock certificate of designation, if any.  If we issue debt securities, indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we have filed or would subsequently file with the SEC. Similarly, if we issue preferred stock, the certificate of designation containing the terms of such preferred stock being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we would subsequently file with the SEC.

In this prospectus, when we use the terms “AMERCO,” the “Company,” “the combined company,” “we,” “us” or “our,” we mean AMERCO and its subsidiaries unless the context requires otherwise.

ABOUT AMERCO

We believe we are North America’s largest “do-it-yourself” moving and storage operator through our subsidiary U-Haul International, Inc. (“U-Haul”). U-Haul is synonymous with “do-it-yourself” moving and storage and is a leader in supplying products and services to help people move and store their household and commercial goods. Our primary focus is to provide our customers with a wide selection of moving rental equipment, convenient self-storage rental facilities and related moving and self-storage products and services.

We were founded in 1945 as a sole proprietorship under the name “U-Haul Trailer Rental Company” and have rented trailers ever since. Starting in 1959, we rented trucks on a one-way and in-town basis exclusively through independent U-Haul dealers. In 1974, we began developing our network of U-Haul managed retail centers, through which we rent our trucks and trailers, self-storage rooms and sell moving and self-storage products and services to complement our independent dealer network.

We rent our distinctive orange and white U-Haul trucks and trailers as well as offer self-storage rooms through a network of approximately 1,490 Company operated retail moving centers and 16,400 independent U-Haul dealers. In addition, we have an independent storage facility network with thousands of active affiliates, in which independent storage businesses have joined the world’s largest self-storage reservation system.  We also sell U-Haul brand boxes, tape and other moving and self-storage products and services to “do-it-yourself” moving and storage customers at all of our distribution outlets and through our eMove web site.  Another extension of our strategy to make “do-it-yourself” moving and storage easier is our U-Box® moving and storage pod program.  A U-Box moving and storage pod is delivered to a location of our customer’s choosing either by the customers themselves through the use of a U-Box trailer or by Company personnel. Once the U-Box moving and storage pod is filled, it can be stored at the customer’s location, or taken to any of our company operated locations, a participating independent dealer, or moved to a location of the customer’s choice.

 We believe U-Haul is the most convenient supplier of products and services addressing the needs of North America’s “do-it-yourself” moving and storage market. Our broad geographic coverage throughout the United States and Canada and our extensive selection of U-Haul brand moving equipment rentals, self-storage rooms and related moving and storage products and services provide our customers with convenient “one-stop” shopping.

Through Repwest Insurance Company (“Repwest”), our property and casualty insurance subsidiary, we manage the property, liability and related insurance claims processing for U-Haul. Oxford Life Insurance Company (“Oxford”) is our life insurance subsidiary.  Oxford sells Medicare supplement, life insurance, annuities and other related products to the senior market.

We are a publicly traded Nevada corporation.  Our common stock is listed on the NASDAQ Global Select Market under the symbol “UHAL.” Our principal executive offices are located at 5555 Keitzke Lane, Suite 100, Reno, Nevada 89511. Our telephone number is (775) 688-6300, and our website address is http://www.amerco.com.  Information contained in or linked to our website is not a part of this prospectus.

You can get more information regarding our business by reading our most recent Annual Report on Form 10-K and the other reports and information that we file with the SEC.  See “Where You Can Find More Information.”

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” regarding future events and our future results of operations. We may make additional written or oral forward-looking statements from time to time in filings with the SEC or otherwise. We believe such forward-looking statements are within the meaning of the safe-harbor provisions of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Such statements may include, but are not limited to, projections of revenues, earnings or loss, estimates of capital expenditures, plans for future operations, products or services, financing needs and plans; our perceptions of our legal positions and anticipated outcomes of government investigations and pending litigation against us, liquidity, goals and strategies, plans for new business, storage occupancy, growth rate assumptions, pricing, costs, and access to capital and leasing markets as well as assumptions relating to the foregoing. The words “believe,” “expect,” “anticipate,” “estimate,” “project” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

 Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could significantly affect results include, without limitation, the risk factors enumerated at the end of this section, as well as the following: the Company’s ability to operate pursuant to the terms of its credit facilities; the Company’s ability to maintain contracts that are critical to its operations; the costs and availability of financing; the Company’s ability to execute its business plan; the Company’s ability to attract, motivate and retain key employees; general economic conditions; fluctuations in our costs to maintain and update our fleet and facilities; our ability to refinance our debt; changes in government regulations, particularly environmental regulations; our credit ratings; the availability of credit; changes in demand for our products; changes in the general domestic economy; the degree and nature of our competition; the resolution of pending litigation against the Company; changes in accounting standards and other factors described in our most recent Annual Report on Form 10-K or the other documents we file with the SEC. The above factors, the following disclosures, as well as other statements in this prospectus and in the notes to our consolidated financial statements, could contribute to or cause such risks or uncertainties, or could cause our stock price to fluctuate dramatically. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized. The Company assumes no obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

 Additional factors or events that could affect our future results are described from time to time in our SEC reports. See in particular the “Risk Factors” section of this prospectus. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

You should carefully consider the trends, risks and uncertainties described in the “Risk Factors” section of this prospectus and other information in this prospectus and reports filed with the SEC before making any investment decision with respect to the notes. If any of the trends, risks or uncertainties set forth in the “Risk Factors” section of this prospectus actually occurs or continues, our business, financial condition or operating results could be materially adversely affected. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

DESCRIPTION OF SECURITIES

We may offer shares of our common stock and preferred stock and various series of debt securities from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering.  Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of such securities.  The debt securities will be unsecured or secured by certain assets owned by us or certain of our subsidiaries or third parties.

A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these securities.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby.  Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of our securities offered hereby primarily for general corporate purposes.

 Pending the use of the net proceeds, we may invest the net proceeds in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for the six months ended September 30, 2013 and for each year in the five year period ended March 31, 2013.  Earnings consist of earnings before interest expense and lease expense.  Fixed charges consist of interest expense and an estimate of the portion of lease expense related to the interest component.

Six Months Ended	Year Ended March 31,
September 30, 2013	2013	2012	2011	2010	2009
7.1x	4.1x	3.4x	3.1x	1.7x	1.1x

Since we had no preferred stock outstanding during any of the periods presented, the ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred dividends are the same.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time in one or more offerings.  Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

We may sell the securities separately or together:

  through one or more underwriters or dealers in a public offering and sale by them;

  through agents; or

  directly to investors.

We will set forth the terms of the offering of any securities being offered in the applicable prospectus supplement.

If we utilize underwriters in an offering of securities using this prospectus, we will execute an underwriting agreement with those underwriters.  The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the offered securities if any are purchased.  Underwriters may sell those securities to or through dealers.  The underwriters may change any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers from time to time.  If we utilize underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

 If we utilize a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer, as principal.  The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.

We may also use this prospectus to offer and sell securities through agents designated by us from time to time.  Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

We may offer to sell securities either at a fixed price or at prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.  We may also use this prospectus to directly solicit offers to purchase securities.  Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our subsidiaries will solicit or receive a commission in connection with those direct sales.  Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

We may authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement.  Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions that we may approve.  The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus and an applicable prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and an applicable prospectus supplement may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make.

Underwriters, dealers, agents or their affiliates may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business, for which they have received or will receive customary compensation.

LEGAL MATTERS

Certain legal matters will be passed upon for us by DLA Piper LLP (US).  If counsel for any underwriter, dealer or agent passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to the offering.

EXPERTS

The consolidated financial statements and schedules of AMERCO and consolidated subsidiaries as of March 31, 2013 and 2012 and for each of the three years in the period ended March 31, 2013, and the effectiveness of AMERCO’s internal control over financial reporting as of March 31, 2013, appearing in AMERCO’s Annual Report on Form 10-K for the year ended March 31, 2013, incorporated by reference in this Form S-3 have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file reports and other information with the SEC under the Exchange Act.  You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.  Our SEC filings also are available on the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 to register the securities offered hereby.  This prospectus is a part of that registration statement.  As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits to the registration statement.  For further information about AMERCO, investors should refer to the registration statement and its exhibits.  The registration statement is available at the SEC’s public reference room or website as described above.

We “incorporate by reference” information into this prospectus, which means that we are disclosing important information to you by referring you to other documents filed separately with the SEC.  These documents contain important information about AMERCO and are an important part of this prospectus.  We incorporate by reference in this prospectus the documents listed below:

·	our Annual Report on Form 10-K for the fiscal year ended March 31, 2013;

·	our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2013 and September 30, 2013;

·	those portions of our definitive proxy statement on Schedule 14A dated July 17, 2013, incorporated by reference in our Annual Report on Form 10-K for the year ended March 31, 2013;

·	our current reports on Form 8-K filed on May 30, 2013, September 3, 2013, September 5, 2013, October 4, 2013, November 26, 2013 and December 6, 2013;

·

the description of AMERCO’s common stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating those descriptions; and

·

all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of any offering made under this prospectus and the prospectus supplement or supplements that will accompany any offering of securities hereunder.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished, but not filed, with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in the applicable prospectus supplement or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes that statement.  Any statement that is so modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above.  You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost.  Requests should be directed to Laurence De Respino, General Counsel, AMERCO, c/o U-Haul International, Inc., 2727 N. Central Avenue, Phoenix, AZ  85004, telephone, (602) 263-6977.

We  own the registered trademarks or service marks “U-Haul®”, “AMERCO®”, “In-Town®”, “eMove®”, “C.A.R.D.®”, “Safemove®”, “WebSelfStorage®”, “webselfstorage.com(SM)”, “uhaul.com®”, “Lowest Decks(SM)”, “Gentle Ride Suspension(SM)”, “Mom’s Attic®”,  “U-Box®”,  “Moving Help®”, “Safestor®”, “U-Haul Investors Club™”, “uhaulinvestorsclub.com(SM)”, “U-Note™”, among others, for use in connection with the moving and storage business.  This prospectus also includes product name and other trade names and service marks owned by AMERCO or its affiliates.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission.  Our filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov, as well as at our website at http://www.amerco.com.  You may also read and copy, at prescribed rates, any document we file with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the Securities and Exchange Commission’s Public Reference Rooms.

Up to $17,229,200

Fixed Rate Secured Notes Series UIC-1E, 2E, 3E, 4E and 5E

___________

PROSPECTUS SUPPLEMENT